Exhibit 10.1

$800,000,000

CREDIT AGREEMENT

Dated as of April 17, 2013

Among

EVERTEC INTERMEDIATE HOLDINGS, LLC

(formerly known as CARIB HOLDINGS, LLC),

as Holdings,

EVERTEC GROUP, LLC

(formerly known as EVERTEC, LLC),

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent, Swingline Lender and L/C Issuer

J.P. MORGAN SECURITIES LLC and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers,

J.P. MORGAN SECURITIES LLC,

GOLDMAN SACHS BANK USA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

DEUTSCHE BANK SECURITIES INC. and

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Bookrunners,

GOLDMAN SACHS BANK USA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

DEUTSCHE BANK SECURITIES INC. and

MORGAN STANLEY SENIOR FUNDING, INC.

as Co-Syndication Agents,

and

CREDIT SUISSE SECURITIES (USA) LLC and

UBS SECURITIES LLC

as Co-Documentation Agents

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Exhibits and Schedules

Exhibit A	Agreed Security Principles
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Auction Procedures
Exhibit D	Form of Borrowing Request/Interest Rate Request
Exhibit E	Form of Swingline Borrowing Request
Exhibit F-1	Form of Non-Debt Fund Affiliate Assignment and Acceptance
Exhibit F-2	Form of Debt Fund Affiliate Assignment Notice
Exhibit G	Form of Guarantee Agreement
Exhibit H	Form of Collateral Agreement

Schedule 1.01A	Closing Date Security Documents
Schedule 1.01B	Subsidiary Loan Parties
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.09(a)	Litigation
Schedule 3.09(b)	Compliance with Laws
Schedule 3.16	Environmental Matters
Schedule 3.20	Labor Matters
Schedule 3.22	Intellectual Property
Schedule 3.24	Insurance
Schedule 3.25	Anti-Money Laundering, Economic Sanctions Laws
Schedule 4.02(b)	Local Counsel
Schedule 5.10(h)	Certain Collateral Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

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CREDIT AGREEMENT dated as of April 17, 2013 (this “Agreement”), among EVERTEC INTERMEDIATE HOLDINGS, LLC (formerly known as CARIB HOLDINGS, LLC), a Puerto Rico limited liability company (“Holdings”), EVERTEC GROUP, LLC (formerly known as EVERTEC, LLC), a Puerto Rico limited liability company (“Borrower”), the Lenders party hereto from time to time and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Lenders, Swingline Lender and L/C Issuer.

WHEREAS, the Borrower has requested the Lenders to extend (a) tranche A term loans on the Closing Date, in an aggregate principal amount not in excess of $300 million, (b) tranche B term loans on the Closing Date, in an aggregate principal amount not in excess of $400 million and (c) revolving credit loans, swingline loans and letters of credit in an aggregate principal amount at any time outstanding not in excess of $100 million;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“2010 Merger” shall mean the merger of the Borrower pursuant to the 2010 Merger Agreement.

“2010 Merger Agreement” shall mean the Agreement and Plan of Merger dated as of June 30, 2010 by and among the Borrower, Popular, Inc., AP Carib Holdings, Ltd. and Carib Acquisition, Inc.

“2010 Merger Transactions” shall mean, collectively, (a) the consummation of the 2010 Merger, the distribution to Popular in connection therewith and the other related transactions; (b) the execution and delivery of the Existing Credit Agreement and the initial borrowings hereunder; (c) the sale and issuance of the Senior Unsecured Notes; and (d) the payment of all fees and expenses paid in connection with the foregoing.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as announced from time to time by JPMorgan as its “prime rate”; provided that, notwithstanding the foregoing, in no event shall the ABR for any Term B Loan at any time be less than 1.75% per annum. The “prime rate” is a rate set by JPMorgan based upon various factors including JPMorgan’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMorgan shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Accepting Lender” shall have the meaning assigned to such term in Section 2.12(e).

“Additional Agents” shall mean the persons identified as the Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents and Co-Documentation Agents on the cover page of this Agreement.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall mean JPMorgan in its capacity as administrative agent under any of the Loan Documents or any successor administrative agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.13(d).

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliated Lender” shall mean, at any time, any Lender that is a Sponsor or an Affiliate thereof (other than Evertec or any of its subsidiaries) at such time.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Security Principles” shall mean the principles set forth on Exhibit A.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternative Currency” shall mean any currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Money Laundering Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), as amended from time to time and any successors thereto.

“Applicable Commitment Fee” shall mean for any day 0.375% per annum; provided, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Commitment Fee will be determined pursuant to the Pricing Grid.

“Applicable Margin” shall mean for any day (i) with respect to any Term A Loan, 2.50% per annum in the case of any Eurocurrency Loan and 1.50% per annum in the case of any ABR Loan, (ii) with respect to any Term B Loan, 2.75% per annum in the case of any Eurocurrency Loan and 1.75% per annum in the case of any ABR Loan and (iii) with respect to any Revolving Facility Loan, (A) 2.50% per annum in the case of any Eurocurrency Loan and (B) 1.50% per annum in the case of any ABR Loan and (iii) with respect to Swingline Loans, 1.50% per annum; provided, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin will be determined pursuant to the Pricing Grid.

“Applicable Period” means an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Applicable Percentage” shall mean, with respect to any Applicable Period, 100%; provided, that (a) if the Senior Secured Leverage Ratio at the end of the Applicable Period is greater than 4.25:1.00 but less than or equal to 4.75:1.00, such percentage shall be 75%, and (b) if the Senior Secured Leverage Ratio at the end of the Applicable Period is greater than 4.75:1.00, such percentage shall be 50%.

“Applicable Time” shall mean, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auction” shall have the meaning assigned to such term in Section 2.12(g).

“Auction Manager” shall mean either of the Joint Lead Arrangers or another investment bank of recognized standing selected by the Borrower and reasonably satisfactory to the Administrative Agent that will manage the Auction Prepayment Offer.

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to an Auction Prepayment Offer.

“Auction Prepayment” shall have the meaning assigned to such term in Section 2.12(g).

“Auction Prepayment Offer” shall have the meaning assigned to such term in Section 2.12(g).

“Auction Procedures” shall mean the auction procedures with respect to Auction Prepayment Offers set forth in Exhibit C hereto.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b).

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the Dollar Equivalent of the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bank of America” shall mean Bank of America, N.A.

“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, any duly authorized committee of such body.

“Borrower” shall have the meaning assigned to such term in the preamble hereto, together with its permitted successors and assigns.

“Borrowing” shall mean a group of Loans of a single Type in a single currency under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $1.0 million.

“Borrowing Multiple” shall mean $1.0 million.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in the state where the Administrative Agent’s Office with respect to Loans denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrower and the Subsidiaries shall not include:

(a) expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests (other than Disqualified Stock) of Holdings or capital contributions to Holdings or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a)); provided, that (i) this clause (a) shall exclude expenditures made with the proceeds of Permitted Cure Securities, proceeds of Equity Interests referred to in Section 6.01(gg), proceeds from sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(z), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(c) and any proceeds used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C) and (D) and (ii) such proceeds are not included in any determination of the Cumulative Credit;

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.12(b);

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary) and for which none of Holdings, the Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g) Investments in respect of a Permitted Business Acquisition; or

(h) the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.12(b).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Cash Collateralize” shall have the meaning assigned to such term in Section 2.05(g).

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization and write-off of any debt issuance costs, commissions, financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, and the expensing of any bridge, commitment or other financing fees, including those paid in connection with the Transactions, or any amendment of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) any other expenses included in Interest Expense not paid in cash.

A “Change in Control” shall be deemed to occur if:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock of the Borrower representing 50% or more of the voting power of the Voting Stock of the Borrower entitled to vote for the election of directors of the Borrower; provided that no Change in Control shall be deemed to occur under this clause (a) if at such time the Permitted Holders in the aggregate own, directly or indirectly, Voting Stock of the Borrower representing a greater percentage of the voting power of the Voting Stock of the Borrower; or

(b) Holdings shall cease to directly or indirectly own 100% of the Equity Interests of Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.05(a)(iii)(A) or 2.16(b), by any Lending Office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Term A Loans, Term B Loans, Incremental Term Loans, Swingline Loans, Refinancing Term Loans, or Replacement Revolving Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Facility Commitment, Term A Loan Commitment, Term B Loan Commitment, an Incremental Term Loan Commitment, a Swingline Commitment, or a Replacement Revolving Facility Commitment.

“Closing Date” shall mean April 17, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is now or hereafter subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Documents and which has not been released from such Lien in accordance with the Loan Documents at the time of determination.

“Collateral Agent” shall mean, with respect to references to such term in this Agreement, JPMorgan in its capacity as collateral agent for the Secured Parties under this Agreement in accordance with the terms of this Agreement, and with respect to references to such term in the Security Documents, JPMorgan in its capacity as collateral agent for the First Lien Secured Parties under the Security Documents in accordance with the terms of the Security Documents, or any successor collateral agent pursuant to any such document.

“Collateral Agreement” shall mean the Collateral Agreement, dated as of the Closing Date, among Holdings, the Borrower, EVERTEC Finance Corp. and the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time, substantially in the form of Exhibit H.

“Collateral Requirement” shall mean the requirement that (in each case subject to Section 5.10(g) and the Agreed Security Principles):

(a) on the Closing Date, the Collateral Agent shall have received (x) the Security Documents set forth on Schedule 1.01A from the parties set forth thereon and (y) from each of Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such person;

(b) on the Closing Date, (i) the Collateral Agent shall have received a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Subsidiary owned on the Closing Date directly by the Borrower or any Subsidiary Loan Party and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank (to the extent appropriate in the applicable jurisdiction);

(c) (i) on the Closing Date and at all times thereafter, all Indebtedness of the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5.0 million (other than (A) intercompany current liabilities in connection with the cash management operations of the Borrower and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to Holdings, the Borrower or a Subsidiary Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank (to the extent appropriate in the applicable jurisdiction);

(d) in the case of any person that becomes a Subsidiary after the Closing Date, subject to Section 5.10(g) and the Agreed Security Principles, the Collateral Agent shall have received (i) a supplement to the applicable Guarantee Agreement and (ii) a supplement to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), as applicable, in the form specified therein or otherwise reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Subsidiary;

(e) after the Closing Date, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g) and the Agreed Security Principles, all the Equity Interests that are acquired by the Borrower or a Subsidiary Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent) and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank (to the extent appropriate in the applicable jurisdiction);

(f) on the Closing Date and at all times thereafter, except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements or equivalent filings in foreign jurisdictions, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) after the Closing Date (solely to the extent required by Section 5.10(c) or 5.10(d)), the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and (ii) such other documents including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably acceptable to the Collateral Agent;

(h) after the Closing Date, the Collateral Agent shall have received (i) in the case of any Mortgaged Property located in the United States or any territory thereof, or any foreign jurisdiction with respect to which title insurance is available and customarily obtained in connection with transactions similar to the Transactions, a policy or policies or marked up unconditional binder of title insurance or the foreign equivalent thereof, as applicable, paid for by the Borrower or its Subsidiaries, issued by one or more title insurance companies reasonably acceptable to the Collateral Agent insuring the Liens of each Mortgage as a valid first lien on the Mortgaged Property described therein, free of other Liens except Permitted Liens, together, with such customary endorsements (to the extent available in the subject jurisdiction and including zoning endorsements where reasonably appropriate and available) as the Collateral Agent may reasonably request or (ii) in any foreign jurisdiction to the extent title insurance is not so available and customarily obtained, but a title opinion is customarily obtained (and can be so obtained at a commercially reasonable cost), a title opinion covering the matters customarily covered in title opinions in the applicable jurisdiction, in form and substance reasonably acceptable to the Collateral Agent;

(i) after the Closing Date (solely to the extent a Mortgage on such property is required by Section 5.10(c) or 5.10(d)), the Collateral Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by the Borrower and/or each Subsidiary Loan Party relating thereto;

(j) after the Closing Date (solely to the extent required by Section 5.10(c) or 5.10(d)), the Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and any applicable provisions of the Security Documents, including, without limitation, flood insurance policies, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement or other similar endorsement in each applicable jurisdiction (to the extent applicable) and shall name the Collateral Agent as loss payee, mortgagee, and/or additional insured, as applicable, in form and substance reasonably satisfactory to the Administrative Agent;

(k) on the Closing Date, the Collateral Agent shall have received evidence of the insurance required by the terms of this Agreement and the Mortgages;

(l) except as otherwise contemplated by this Agreement or any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder; and

(m) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.13(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Incremental Revolving Facility Commitment, Replacement Revolving Facility Commitment, Term A Loan Commitment, Term B Loan Commitment and/or Incremental Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor thereto.

“Conduit Lender” shall mean any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that a Conduit Lender shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) but no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) and the Conduit Lender complies with the requirements those Sections or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, costs and transition expenses incurred by the Borrower as a direct result of the transition of the Borrower to an independent operating company in connection with the 2010 Merger Transactions and of Evertec to a public company in connection with the Transactions and expenses or charges related to any offering of Equity Interests or debt securities of the Borrower, Holdings or any Parent, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), any costs associated with separation of Venezuela operations from the business conducted by the Borrower and its Subsidiaries on the Closing Date (whether or not such costs are incurred before, on or after the Closing Date) and any fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded,

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations, shall be excluded;

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(v) (A) the Net Income for such period of any person that is not a Subsidiary of such person, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a Subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A) which is distributed within six months of the end of the fiscal year in which it is earned,

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the 2010 Merger Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs (other than write-offs of inventory and accounts receivable), in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(ix) any (a) non-cash compensation charges or expenses, (b) costs and expenses after the Closing Date related to employment of terminated employees that have been terminated prior to or on the Closing Date, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(xii) any currency translation gains and losses related to currency remeasurements, including but not limited to, Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(xiii) the non-cash portion of “straight-line” rent expense shall be excluded, and the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xiv) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded,

(xv) [Reserved];

(xvi) non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xvii) any expenses attributable to costs paid by any person (other than the Borrower or any of its Subsidiaries) on behalf of the Borrower or any of its Subsidiaries or expenses that are reimbursed by such person to the Borrower or any of its Subsidiaries, in each case, to the extent specifically contemplated in the 2010 Merger Agreement, shall be excluded, and

(xviii) the Net Income for such period of any subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such person, to the extent not already included therein.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the consolidated Subsidiaries without giving effect to any amortization or write-off of the amount of intangible assets (including, without limitation, goodwill) since the Closing Date (or with respect to assets acquired after the Closing Date, the date such assets were acquired by the Borrower or a consolidated Subsidiary), determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 6.04):

(a) the Cumulative Excess Cash Flow Amount on such date of determination, plus

(b) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests (other than Disqualified Stock) of Holdings or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and common Equity Interests of the Borrower issued upon conversion of Indebtedness incurred after the Closing Date of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (b) shall exclude any proceeds of the Evertec IPO, Permitted Cure Securities and the proceeds thereof, proceeds of Equity Interests referred to in Section 6.01(gg), sales of Equity Interests financed as contemplated by Section 6.04(e)(iii), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(z), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(c) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C) and (D), the proceeds of Equity Interests that are used to make expenditures as contemplated in clause (a) of the definition of “Capital Expenditures,” plus

(c) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (b) above), plus

(d) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower, Holdings or any Parent Entity; provided that this clause (d) shall exclude the conversion or exchange of any Junior Financing to Equity Interest pursuant to Section 6.09(b)(i)(D), plus

(e) 100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:

(A) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution by an Unrestricted Subsidiary, plus

(f) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(g) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j), minus

(h) any amounts thereof used to make Investments pursuant to Section 6.04(b) and 6.04(j)(ii) after the Closing Date prior to such time, minus

(i) any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) after the Closing Date prior to such time, minus

(j) any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i)(E), minus

(k) the amount of dividends paid pursuant to Section 6.06(h) or (n).

“Cumulative Excess Cash Flow Amount” shall mean, at any date, the sum of (a) $6,100,000 1, and (b) an amount, not less than zero in the aggregate, determined on a cumulative basis equal to (1) the aggregate cumulative sum of the Applicable Percentage of Excess Cash Flow for each Excess Cash Flow Period ending after the Closing Date and prior to such date for which financial statements have been delivered pursuant to Section 5.04(a), plus (2) an amount equal to the Applicable Percentage of Excess Cash Flow for the Excess Cash Flow Interim Period last ended prior to such date and after the latest Excess Cash Flow Period (or, if the first Excess Cash Flow Period after the Closing Date has not occurred, for the Excess Cash Flow Interim Period last ended prior to such date and after the Closing Date), for which financial statements have been delivered pursuant to Section 5.04(b), minus (3) the cumulative amount of all Excess Cash Flow Overages as of such date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“Debt Fund Affiliate” shall mean any Affiliate of Holdings that is a bona fide diversified debt fund identified by such Affiliate to the Administrative Agent and reasonably acceptable to the Administrative Agent.

“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense of the Borrower and the Subsidiaries for such period plus scheduled principal amortization of Consolidated Debt of the Borrower and the Subsidiaries for such period.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.12(e).

[1]	Amount to equal the Cumulative Retained ECF amount under the Existing Credit Agreement immediately prior to the Closing Date.

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the then Latest Maturity Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (x) of this clause (a) otherwise reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including, without limitation, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by the Existing Credit Agreement and this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the offering of the Senior Unsecured Notes, and the incurrence of the obligations under the Existing Credit Agreement and the Obligations and (y) any amendment or other modification of the Obligations or other Indebtedness,

(v) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges),

(vi) any other non-cash charges (excluding the write off of any receivables or inventory); provided, that, for purposes of this subclause (vi) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vii) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Sponsors (or any accruals related to such fees and related expenses) during such period,

(viii) [Reserved],

(ix) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary Loan Party or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit, and

(x) any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid (or received),

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (c) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding the recognition of deferred revenue or any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

For purposes of determining EBITDA under this Agreement, EBITDA for the fiscal quarter ended June 30, 2012 shall be deemed to be $40,920,000, EBITDA for the fiscal quarter ended September 30, 2012 shall be deemed to be $38,400,000 and EBITDA for the fiscal quarter ended December 31, 2012 shall be deemed to be $51,760,000.

“Economic Sanctions Laws” means (i) the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended), Executive Order 13224 (effective September 24, 2001), as amended from time to time and any successor thereto, and the regulations administered and enforced by OFAC and (ii) any and all other laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing.

“Embargoed Person” shall mean (i) any country or territory that is the subject of a comprehensive sanctions program administered by OFAC, Syria, and North Korea or (ii) any Person that (x) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a comprehensive sanctions program administered by OFAC. As of the Closing Date, comprehensive sanctions programs administered by OFAC are the Iran, Sudan, and Cuba sanctions programs.

“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water), the land surface or subsurface strata, natural resources such as flora and fauna , and wetlands, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to human health and safety (to the extent relating to the Environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by Holdings, any of its Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (including a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA) or Multiemployer Plan; (g) the receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (i) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA (as in effect prior to the effective date of the Pension Act).

“Euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Rate” shall mean, for any Interest Period with respect to a Eurocurrency Loan, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such page) (“BBA LIBOR”) providing rate quotations comparable to those currently provided on such page of such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, notwithstanding the foregoing, in no event shall the Eurocurrency Rate for any Term B Loan at any time be less than 0.75% per annum. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Evertec” shall mean EVERTEC, Inc., a Puerto Rico corporation.

“Evertec IPO” shall mean the initial public offering of Evertec’s common stock.

“Evertec Latino” shall mean EVERTEC Latinoamerica, S.A., a Costa Rican corporation.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period,

(b) the amount of cash paid to prepay the principal of Term Loans pursuant to an Auction Prepayment and any voluntary prepayment permitted hereunder of term Indebtedness during such Applicable Period (other than any voluntary prepayment of the Loans), so long as the amount of such prepayment is not already included in Debt Service,

(c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash (other than Capital Expenditures that reduced “Excess Cash Flow” under the Existing Credit Agreement for the fiscal year ended December 31, 2012 (in the amount of $8,118,499) pursuant to clause (d) of the definition of “Excess Cash Flow” in the Existing Credit Agreement) and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital,

(d) Capital Expenditures or Permitted Business Acquisitions that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make in cash but that are not made during such Applicable Period (to the extent permitted under this Agreement); provided, that (i) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures or Permitted Business Acquisitions will be made in cash in the following Applicable Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e) Taxes paid in cash by the Borrower and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of the Borrower and its Subsidiaries for such Applicable Period,

(g) cash expenditures made in respect of Swap Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted Restricted Payments made in cash by the Borrower during such Applicable Period and permitted Restricted Payments made by any Subsidiary to any person other than the Borrower or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e), except to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower or any Subsidiary),

(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period, plus, without duplication,

(l) an amount equal to any decrease in Working Capital for such Applicable Period,

(m) all amounts referred to in clauses (b), (c) and (d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(n) to the extent any permitted Capital Expenditures or Permitted Business Acquisitions referred to in clause (d) above do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures or Permitted Business Acquisitions that were not so made in such following Applicable Period,

(o) cash payments received in respect of Swap Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(p) any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.12(b)),

(q) to the extent deducted in the computation of EBITDA, cash interest income, and

(r) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, for any Excess Cash Flow Period, each period commencing with the first day of such Excess Cash Flow Period and ending on the last day of each fiscal quarter (other than the last fiscal quarter) within such Excess Cash Flow Period.

“Excess Cash Flow Overage” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Cumulative Credit attributable to the Applicable Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Applicable Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2013.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.

“Excluded Contributions” shall mean the cash and Permitted Investments received by the Borrower (other than any proceeds of the Evertec IPO) after the Closing Date from:

(a) contributions to its common Equity Interests, and

(b) the sale (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate on or promptly after the date such capital contributions are made or the date such Equity Interests is sold, as the case may be. Excluded Contributions shall not be counted toward any purpose under the Loan Documents (including, for the avoidance of doubt, any basket, the Cure Right or the Cumulative Credit) other than Section 6.06(m).

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01 (other than clause (i) of Section 6.01(w)).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Swingline Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, the following Taxes:

(a) Taxes imposed on (or measured by) its net income or franchise Taxes imposed on (or measured by) its overall gross income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or as a result of any other present or former connection with such jurisdiction (including as a result of such Lender engaging in a trade or business in (or being resident in) such jurisdiction for tax purposes but excluding any connection with such jurisdiction arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Loan Document), in each case including any political subdivision thereof,

(b) any Taxes in the nature of the branch profits tax imposed by Section 884(a) of the Code that is imposed by any jurisdiction described in clause (a) above, and

(c) any withholding Tax that is attributable to a Lender’s, Swingline Lender’s or L/C Issuer’s failure to comply with Section 2.18(e) and (f).

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of September 30, 2010, as amended prior to the date hereof, among the Borrower, Holdings, the lenders party thereto and Bank of America, as administrative agent and collateral agent for such lenders.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are three Facilities, i.e., the Term A Facility, the Term B Facility and the Revolving Facility (and no Incremental Term Facility or Incremental Revolving Facility), and thereafter, may include any Incremental Term Facility, any Incremental Revolving Facility, any Refinancing Term Facility and any Replacement Revolving Facility.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended from time to time, and the rules and regulations thereunder, and any successor thereto.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated April 17, 2013 by and among the Borrower and the Administrative Agent.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.10.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” shall mean an intercreditor agreement among the holders of First Lien Obligations or their representatives, substantially in the form of Exhibit III to the Collateral Agreement.

“First Lien Obligations” shall mean the Obligations and the Other First Lien Obligations.

“First Lien Secured Parties” shall mean the Secured Parties and the Other First Lien Secured Parties.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender, Swingline Lender or L/C Issuer, as the case may be, that is considered “foreign” pursuant to Section 1411(5) of the PR Code or that is not considered a “resident individual” pursuant to Section 1411(25) of the PR Code.

“Fronting Exposure” shall mean at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Revolving Facility Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Facility Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, commonwealth, provincial, municipality, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (for the avoidance of doubt, “Governmental Authority” shall include any court or governmental agency, authority, instrumentality or regulatory or legislative body of the Commonwealth of Puerto Rico and any subdivision thereof).

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the

Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Guarantee Agreement” shall mean (i) the Guarantee Agreement, dated as of the Closing Date, among Holdings, the Borrower, each Subsidiary Loan Party party thereto and the Collateral Agent, substantially in the form of Exhibit G, and (ii) any additional guarantee agreement governed by the laws of a non-U.S. jurisdiction in accordance with the Agreed Security Principles, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantors” shall mean, collectively, (a) Holdings, (b) the Subsidiary Loan Parties and (c) with respect to the payment and performance by each Loan Party of its obligations under its Guarantee Agreement with respect to all Swap Obligations, the Borrower.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation, or which can give rise to liability under, any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its permitted successors and assigns.

“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).

“Immaterial Subsidiary” shall mean any subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 4.0% of the Consolidated Total Assets or EBITDA (on an individual basis) representing in excess of 4.0% of EBITDA (for the Borrower and its Subsidiaries on a consolidated basis) as of such date for the Test Period most recently ended and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 20.0% of Consolidated Total Assets or EBITDA representing in excess of 20.0% of EBITDA (for the Borrower and its Subsidiaries on a consolidated basis) as of such date for the Test Period most recently ended.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Amount” shall mean, on or after the Closing Date, the greater of (a) $200 million and (b) the maximum principal amount of Indebtedness that may be incurred at such time that would not cause the Senior Secured Leverage Ratio on a Pro Forma Basis to exceed 4.25 to 1.00; provided that in calculating the Senior Secured Leverage Ratio for purposes of this definition only, (i) all Indebtedness (whether or not unsecured or secured on a pari passu basis with the Liens securing the Obligations or by a junior Lien) incurred or being incurred pursuant to Section 6.01(bb) shall be included in Total First Lien Senior Secured Debt, (ii) any Incremental Revolving Facility Commitments being implemented shall be assumed to be fully drawn and (iii) the cash proceeds of any Incremental Revolving Facility or any Incremental Term Facility shall be excluded in the calculation of the Senior Secured Leverage Ratio.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders entered into pursuant to Section 2.22.

“Incremental Request Notice” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility” shall mean the Incremental Revolving Facility Commitments and the Incremental Revolving Loans made thereunder.

“Incremental Revolving Facility Commitment” shall mean any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.22.

“Incremental Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Revolving Loans” shall mean Revolving Facility Loans made by one or more Lenders to the Borrower pursuant to Section 2.22. Incremental Revolving Loans may be made in the form of additional Revolving Facility Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans.

“Incremental Term A Loan” means any term loans made pursuant to Section 2.22 and the Incremental Term A Loan Commitment and designated in the applicable Incremental Request Notice as “Incremental Term A Loan.”

“Incremental Term A Loan Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Term B Loan” means any term loans made pursuant to Section 2.22 and the Incremental Term B Loan Commitment and designated in the applicable Incremental Request Notice as “Incremental Term B Loan.”

“Incremental Term B Loan Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facility” shall mean the Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.

“Incremental Term Facility Maturity Date” shall mean, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for such series or tranche as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean Incremental Term A Loan Commitment, Incremental Term B Loan Commitment and the commitment of any Lender, established pursuant to Section 2.22, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.11(a)(iii).

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.22. Incremental Term Loans may be made in the form of additional Term A Loans, Term B Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (h) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease

Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (g) above and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(a).

“Ineligible Institution” shall mean the persons identified in writing to the Joint Lead Arrangers by the Borrower on or prior to the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated March 21, 2013, as modified or supplemented prior to the Closing Date.

“Intellectual Property Right” shall have the meaning assigned to such term in Section 3.22.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.08.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to interest rate Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to interest rate Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP; provided that, for purposes of calculating Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Interest Expense relates.

“Interest Payment Date” shall mean, (a) as to any Eurocurrency Loan, the last day of each Interest Period applicable to such Loan and the scheduled maturity date of such Loan; provided, however, that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the scheduled maturity date of such Loan.

“Interest Period” shall mean, as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months (or nine or twelve months if agreed to by each applicable Lender or such period of shorter than one month (i) if agreed to by each applicable Lender in the case of any Revolving Facility Loan or (ii) as may be consented to by the Administrative Agent in the case of any Term Loan) thereafter, as selected by the Borrower; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” shall mean J.P. Morgan Securities LLC and Goldman, Sachs & Co. in their capacities as joint lead arrangers.

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Junior Liens” shall mean Liens (other than Liens securing the Obligations) that are subordinated to the Liens granted under the Loan Documents on customary terms pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any time of determination, the latest of (i) Revolving Facility Maturity Date, (ii) the Term A Facility Maturity Date, (iii) the Term B Facility Maturity Date, (iv) any Incremental Term Facility Maturity Date, (v) the maturity date of any Refinancing Term Loans and (vi) the maturity date of any Replacement Revolving Facility Commitments.

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an ABR Revolving Loan. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” shall mean JPMorgan, each other L/C Issuer designated pursuant to Section 2.05(k) and any Replacement L/C Issuer, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 8.09. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.13(b).

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.13(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, 2.22, 2.23 or 2.25.

“Lender Default” shall mean (i) the refusal (which has not been retracted), or failure for two (2) or more Business Days, of a Lender to make available its portion of any Borrowing required to be funded by it hereunder, to acquire participations in a Swingline Loan pursuant to Section 2.04(c) or to fund its portion of any unreimbursed payment under Section 2.05(c), (ii) a Lender having notified in writing to the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.07, (iii) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event, (iv) any Lender has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective borrowings and participations in then outstanding Letters of Credit and/or Swingline Loans, provided that a Lender Default shall cease to exist under this clause (iv) upon receipt of such confirmation or (v) any Lender has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within five (5) Business Days of the date when due.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” shall mean, as to any Lender or Swingline Lender, the applicable branch, office or Affiliate of such Lender or Swingline Lender designated by such Lender or Swingline Lender to make Loans or Swingline Loans to the Borrower.

“Letter of Credit” shall mean any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit shall be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” shall mean, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Expiration Date” shall mean the day that is five days prior to the Revolving Facility Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $40 million and (b) the aggregate amount of the Revolving Facility Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean this (i) Agreement, (ii) the Guarantee Agreements, (iii) the Letters of Credit, (iv) each Issuer Document, (v) the Security Documents, (vi) any Notes issued under Section 2.10(e) and (vii) amendments and joinders to the Loan Documents.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term A Loans, the Term B Loans, the Incremental Term Loans (if any), the Refinancing Term Loans (if any), the Replacement Term A Loans (if any), Replacement Term B Loan (if any), the Revolving Facility Loans, the Incremental Revolving Loans (if any), the Replacement Revolving Loans (if any) and the Swingline Loans.

“Local Time” shall mean, with respect to a Loan or Borrowing made to the Borrower, New York City time (daylight or standard, as applicable).

“Majority Covenant Lenders” shall mean, at any time, the Lenders under the Facilities with respect to which the Financial Covenant is applicable at such time having Loans and unused Commitments under such Facilities that are Term Facilities and Revolving Credit Commitments under such Facilities that are Revolving Facilities (and, if the Revolving Facility Commitments under any such Facility that is a Revolving Facility have been terminated, Lenders having Revolving Credit Exposures under such Facility) representing more than 50% of all Loans and unused Commitments under such Facilities that are Term Facilities and Revolving Credit Commitments under such Facilities that are Revolving Credit Facilities (and, if the Revolving Facility Commitments under any such Facility that is a Revolving Facility have been terminated, all Revolving Credit Exposures under such Facility).

“Majority Lenders” shall mean, at any time, (i) with respect to any Term Facility, Lenders having Loans and unused Commitments under such Term Facility representing more than 50% of the sum of all Loans and unused Commitments under such Term Facility at such time and (ii) with respect to any Revolving Facility, Lenders having Revolving Facility Commitments under such Revolving Facility representing more than 50% of all Revolving Credit Commitments under such Revolving Facility at such time (and, if the Revolving Facility Commitments under such Revolving Facility have been terminated, Lenders having Revolving Credit Exposures under such Revolving Facility representing more than 50% of all Revolving Credit Exposures under such Revolving Facility at such time).

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Holdings, the Borrower and their Subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of the Borrower, Holdings and their Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole, or the validity and enforceability of any of the material Loan Documents or the rights and remedies of the Agents and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $50 million.

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merchant Agreement” shall mean any contract entered into with a merchant relating to the provision of Merchant Services.

“Merchant Services” shall mean services provided to merchants relating to the authorization, transaction capture, settlement, chargeback handling and Internet-based transaction processing of credit, debit, stored-value and loyalty card and other payment transactions (including provision of point of service devices and other equipment necessary to capture merchant transactions and other ancillary services).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Owned Real Properties owned by the Borrower or any Subsidiary Loan Party that are encumbered by a Mortgage pursuant to Section 5.10(c) or 5.10(d).

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, charges and other security documents delivered with respect to Mortgaged Properties in a form and substance reasonably acceptable to the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“MSA” shall mean that certain Amended and Restated Master Service Agreement dated as of September 30, 2010, Popular, Banco Popular de Puerto Rico and the Borrower, as amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 6.05(a), (b), (c) (except as contemplated by clause (b)(ii) of the proviso to Section 6.03), (d), (e), (g), (h), (i) or (l)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset which Lien ranks prior to the Liens securing the Obligations, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then such remaining portion if not so used within 18 months of such receipt shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $15 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $5 million; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Non-Debt Fund Affiliate” shall mean an Affiliate of the Borrower that is not a Debt Fund Affiliate.

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b).

“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.05(b).

“Note” shall have the meaning assigned to such term in Section 2.10(e).

“Obligations” shall mean the “Loan Document Obligations” as defined in the Collateral Agreement, including any interest, fees and other amounts accruing after commencement of any bankruptcy or insolvency proceeding with respect to any Loan Party whether or not allowed in such proceeding.

“OFAC” shall have meaning set forth in the definition of “Embargoed Person.”

“OID” shall have the meaning assigned to such term in Section 2.22(a).

“Other First Lien Obligations” shall mean the “Other First Lien Obligations” as defined in the First Lien Intercreditor Agreement, including any interest accruing after commencement of any bankruptcy or insolvency proceeding with respect to any holder of Other First Lien Obligations whether or not allowed in such proceeding.

“Other First Lien Secured Parties” shall mean the “Other First Lien Secured Parties” as defined in the First Lien Intercreditor Agreement.

“Other First Liens” shall mean Liens on the Collateral securing loans or notes on a pari passu basis with the Liens securing the Obligations (such loans or notes, the “Other First Lien Debt”), which may be granted under the Loan Documents to the Collateral Agent for the benefit of the holders of such Other First Lien Debt or under separate security documents to a collateral agent for the benefit of the holders of the Other First Lien Debt and, in each case, shall be subject to the First Lien Intercreditor Agreement.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.22(a)

“Other Taxes” shall mean any and all present or future stamp, recording, filing or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to the Loan Documents.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Outstanding Amount” shall mean (i) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Owned Real Property” shall mean each parcel of Real Property that is owned in fee by the Borrower or any Subsidiary Loan Party that has an individual fair market value (as determined by the Borrower in good faith) of at least $10 million (provided that such $10 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Borrower or any Subsidiary Loan Party, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the Borrower in good faith) of at least $10 million (provided that such $10 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the Secured Parties) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.

“Parent” shall mean any Person that, directly or indirectly, owns 100% of the Equity Interests of Borrower.

“Parent Entity” shall mean any entity that, directly or indirectly, owns or Controls 10% or more of the Voting Stock of Holdings.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006, as amended from time to time and any successor thereto.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition by the Borrower or any Subsidiary of all or substantially all of the assets of, or 80% of all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (iv) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Subsidiary Loan Party, shall be merged into the Borrower or a Subsidiary Loan Party or become, following the consummation of such acquisition in accordance with Section 5.10 and subject to the Agreed Security Principles, a Subsidiary Loan Party; and (v) the aggregate amount of such acquisitions and investments in assets that are not owned by Holdings, the Borrower or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties following the consummation of such acquisition shall not exceed the greater of (X) $150 million and (Y) at the time of any such acquisition, 100% of the EBITDA on a Pro Forma Basis for the Test Period most recently ended.

“Permitted Cure Securities” shall mean any equity securities of the Borrower, Holdings or a Parent issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Holder” shall mean each of (i) the Sponsors, (ii) the Management Group, with respect to not more than 10% of the Voting Stock of the Borrower, (iii) any Person (x) that has no material assets other than the capital stock of the Borrower, (y) that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the Voting Stock of the Borrower, and (z) of which, no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns Voting Stock of such Person representing more than the greater of (A) 50% and (B) the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) of the voting power of the Voting Stock thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member, and (2) no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the

Exchange Act as in effect on the Closing Date) other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns Voting Stock of the Borrower representing more than the greater of (A) 50% of the Voting Stock of the Borrower and (B) the percentage of the Voting Stock of the Borrower beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) of the Voting Stock held by the Permitted Holder Group. “Beneficial ownership” has the meaning given in Rules 13d-3 and 13d-5 under the Exchange Act.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided, that with respect to any Indebtedness being Refinanced: (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the then Latest Maturity Date were instead due on the date that is one year following the then Latest Maturity Date, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is Indebtedness of the Borrower or a Subsidiary Loan Party, such Permitted Refinancing Indebtedness shall not be incurred by Subsidiaries that are not Loan Parties and (e) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced; provided that any Indebtedness secured by a Junior Lien may be Refinanced with Indebtedness that is secured by other Junior Liens that are senior in priority to the Junior Liens securing such Indebtedness being Refinanced, so long as the Liens securing such refinancing Indebtedness are subject to intercreditor terms that, vis-à-vis the Obligations, are no less favorable to the Lenders than those set forth in the intercreditor agreement governing such Indebtedness being Refinanced.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, any of its Subsidiaries or any ERISA Affiliate, and (iii) in respect of which Holdings, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Popular” shall mean Popular, Inc., a Puerto Rico corporation.

“PR Code” shall mean the Puerto Rico Internal Revenue Code of 2011, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Pricing Grid” shall mean, with respect to the Term A Loans, Term B Loans, Revolving Facility Loans and the Applicable Commitment Fee, the table set forth below:

Term A Loans and Revolving Facility Loans:

Senior Secured Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
Greater than 3.50 to 1.00	2.50%	1.50%
Less than or equal to 3.50 to 1.00 and greater than 3.00 to 1.00	2.25%	1.25%
Less than or equal to 3.00 to 1.00	2.00%	1.00%

Term B Loans:

Senior Secured Leverage Ratio	Applicable Margin for Eurocurrency Loans	Applicable Margin for ABR Loans
Greater than 3.50 to 1.00	2.75%	1.75%
Less than or equal to 3.50 to 1.00	2.50%	1.50%

Applicable Commitment Fee:

Senior Secured Leverage Ratio	Applicable Commitment Fee
Greater than 3.75 to 1.00	0.375%
Less than or equal to 3.75 to 1.00 and greater than 3.25 to 1.00	0.250%
Less than or equal to 3.25 to 1.00	0.125%

For the purposes of the Pricing Grid, changes in the Applicable Margin and Applicable Commitment Fee resulting from changes in the Senior Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) of delivery of the relevant financial statements pursuant to Section 5.04 for the first full fiscal quarter of the Borrower after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is one pricing level higher than the pricing level theretofore in effect shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Senior Secured Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.10 (but not, for the avoidance of doubt, including any Cure Amount).

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Senior Secured Leverage Ratio set forth in any compliance certificate delivered to the Administrative Agent pursuant to Section 5.04(c) is inaccurate as a result of any fraud, intentional misrepresentation or willful misconduct of the Borrower or any officer thereof and the result is that the Lenders received interest or fees for any period based on an Applicable Margin and the Applicable Commitment Fee that is less than that which would have been applicable had the Senior Secured Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” and the “Applicable Commitment Fee” for any day occurring within the period covered by such compliance certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Senior Secured Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrower for the relevant period pursuant to this Agreement as a result of the miscalculation of the Senior Secured Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of this Agreement, as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.14, in accordance with the terms of this Agreement), but shall be paid for the ratable account of the Lenders at the time that such determination is made.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, disposition, merger, amalgamation, consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has made and/or has determined to make during the Reference Period or subsequent to such Reference Period and on or prior to or simultaneously with the date of calculation of EBITDA and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 2.12(g), 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 and 6.09, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), (ii) in making any determination of Total Secured Leverage Ratio and Senior Secured Leverage Ratio on a Pro Forma Basis, all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 2.12(g), 6.01, 6.02, 6.03, 6.04, 6.05, 6.06 and 6.09, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, (i) for any fiscal period ending on or prior to the first anniversary of any relevant pro forma event (but not for any fiscal period ending after such first anniversary), adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event and (2) all adjustments used in connection with the calculation of Adjusted EBITDA as set forth in the Information Memorandum to the extent such adjustments, without duplication, continue to be applicable. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been or were required to have been delivered (provided, that prior to delivery of financial statements for the first full fiscal quarter ended after the Closing Date, such covenant shall be deemed to have applied to the Borrower’s most recently completed fiscal quarter).

“Projections” shall mean the projections of Holdings, the Borrower and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of the Subsidiaries prior to the Closing Date.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Qualified Equity Interests” shall mean any Equity Interests of Holdings, the Borrower or any Parent Entity other than Disqualified Stock.

“Real Property” shall mean, collectively, all right, title and interest (including, without limitation, any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Borrower or any Subsidiary Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements situated, placed or constructed upon, or fixed to or incorporated into, or which becomes a component part of or which is permanently moored to, such real property, and appurtenant fixtures incidental to the ownership or lease thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Term Lender” shall have the meaning assigned to such term in Section 2.23(b).

“Refinancing Term Loan Amendment” shall have the meaning assigned to such term in Section 2.23(c).

“Refinancing Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to a Refinancing Term Loan Amendment, the meaning assigned to such term in Section 2.11(a)(ii)

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Replaced Term A Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Replaced Term B Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Replacement L/C Issuer” shall mean, with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement L/C Issuer under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement L/C Obligations” shall mean, at any time with respect to any Replacement Revolving Facility, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Replacement Letters of Credit under such Replacement Revolving Facility and (b) the aggregate amount of drawings under the Replacement Letters of Credit under such Replacement Revolving Facility that have not then been reimbursed.

“Replacement Revolving Credit Percentage” shall mean, as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, the percentage which such Lender’s Replacement Revolving Facility Commitment under such Replacement Revolving Facility then constitutes of the aggregate Replacement Revolving Facility Commitments under such Replacement Revolving Facility (or, at any time after such Replacement Revolving Facility Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility constitutes of the amount of the aggregate Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility).

“Replacement Revolving Extensions of Credit” shall mean, as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, an amount equal to the sum of (a) the aggregate principal amount of all Replacement Revolving Loans made by such Lender pursuant to such Replacement Revolving Facility then outstanding, (b) such Lender’s Replacement Revolving Credit Percentage of the outstanding Replacement L/C Obligations under any Replacement Letters of Credit under such Replacement Revolving Facility and (c) such Lender’s Replacement Revolving Credit Percentage of the Replacement Swingline Loans then outstanding under such Replacement Revolving Facility.

“Replacement Revolving Facility” shall mean each Replacement Revolving Commitment Series of Replacement Revolving Facility Commitments and the Replacement Revolving Extensions of Credit made hereunder.

“Replacement Revolving Facility Amendment” shall have the meaning assigned to such term in Section 2.25(c).

“Replacement Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.25(a).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.25(a).

“Replacement Revolving Lender” shall have the meaning assigned to such term in Section 2.25(b).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.25(a).

“Replacement Swingline Lender” shall mean, with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement Swingline Lender under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement Swingline Loans” shall mean any swingline loan made to the Borrower pursuant to a Replacement Revolving Facility.

“Replacement Term A Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Replacement Term B Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans with the incurrence by any Loan Party of any long-term bank debt financing incurred to repay, refinance, substitute or replace the Term Loans (other than in connection with a Change in Control, excluding a Change in Control as a result of Holdings’ failure to directly or indirectly own 100% of the Equity Interests of the Borrower) and having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term Loans, including, without limitation, as may be effected through any Incremental Term Loans or any other new or additional loans under this Agreement or by an amendment of any provisions of this Agreement relating to the Applicable Margin for, or weighted average yield of, the Term Loans.

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) that, taken together, represent more than 50% of the sum of all Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) at such time. The Loans, Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.12(e).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in an Alternative Currency, each of the following: (i) each date of a Borrowing of a Eurocurrency Revolving Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Revolving Loan denominated in an Alternative Currency pursuant to Section 2.08, and (iii) such additional dates as the Administrative Agent shall determine or the Majority Lenders under the Revolving Facility shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of any such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any such Letter of Credit, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Majority Lenders under the Revolving Facility shall require.

“Revolving Facility” shall mean the Revolving Facility Commitments (including any Incremental Revolving Facility Commitments and any Replacement Revolving Facility Commitments) and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to any Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(c), as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased as provided under Section 2.22. The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The initial aggregate amount of the Revolving Facility Lenders’ Revolving Facility Commitment (prior to any Incremental Revolving Facility Commitments) is $100 million.

“Revolving Facility Credit Exposure” shall mean, with respect to any Revolving Facility Lender, the sum of (a) the aggregate Outstanding Amount of the Revolving Facility Loans at such time, (b) the Outstanding Amount of Swingline Loans at such time and (c) the Outstanding Amount of the L/C Obligations at such time. The Revolving Facility Credit Exposure of any Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loans” shall mean loans made by a Lender pursuant to Section 2.01(c), any Incremental Revolving Loans and any Replacement Revolving Loans. Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Facility Maturity Date” shall mean the date that is five years after the Closing Date.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments representing such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Same Day Funds” shall mean (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time and any successor thereto.

“Security Documents” shall mean collectively, the Collateral Agreement, the Mortgages granted by Holdings, the Borrower or any Subsidiary Loan Party and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 4.02 or 5.10 and subject to the Agreed Security Principles.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total First Lien Senior Secured Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that the Senior Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Senior Unsecured Notes” shall mean the 11% Senior Notes due 2018 issued pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture” shall mean the Indenture dated as of September 30, 2010, among the Borrower, certain of the Subsidiaries party thereto and Wilmington Trust, National Association, as trustee.

“Series” shall have the meaning assigned to such term in Section 2.23(b).

“Settlement” shall mean the transfer of cash or other property with respect to any credit, charge or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer or charge transaction for which a person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of business.

“Settlement Assets” shall mean any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a person in consideration for a Settlement made or arranged, or to be made or arranged, by such person or an Affiliate of such person.

“Settlement Indebtedness” shall mean any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” shall mean any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Lien securing intraday and overnight overdraft and automated clearinghouse exposure, and similar Liens)

“Settlement Payment” shall mean the transfer, or contractual undertaking (including by automated clearinghouse transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” shall mean any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a person in consideration for and in the amount of a Settlement made or arranged, or to be made or arranged, by such person.

“Similar Business” shall mean a business, the majority of whose revenues are derived from the activities of the Borrower and its Subsidiaries as of the Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Specified Prepayment Debt” shall mean any senior unsecured, senior secured or subordinated loans and/or notes of the Borrower or any Subsidiary Loan Party, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise), prior to the date that is six months after the then Latest Maturity Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the terms and conditions of which (other than with respect to pricing, amortization, final maturity and collateral), taken as a whole, are not materially less favorable to the Borrower and its Subsidiaries than, in the case of loans, this Agreement or, in the case of notes, the Senior Unsecured Notes or, in each case, are otherwise reasonably acceptable to the Administrative Agent; provided that, in respect of any senior secured Indebtedness with Liens on the Collateral (which may be Liens that are pari passu with, or junior to, the Liens on the Collateral securing the Obligations) such Liens shall be Other First Liens or Junior Liens; provided further that, in respect of any subordinated Indebtedness, such Indebtedness shall be subject to customary subordination provisions reasonably satisfactory to the Administrative Agent.

“Sponsors” shall mean any of Apollo Global Management, LLC, Popular or any of their respective Affiliates (but not including, however, any of their respective portfolio companies).

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise Controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly-Owned Subsidiary of the Borrower on the Closing Date and (b) each Subsidiary of the Borrower that becomes, or is required pursuant to Section 5.10 to become, a party to a Guarantee Agreement after the Closing Date, in each case, until released from such Guarantee Agreement in accordance with the Loan Documents. The Subsidiary Loan Parties on the Closing Date are set forth on Schedule 1.01B.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit E.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the Closing Date is $20 million. The Swingline Commitment is part of, and not in addition to, the Revolving Facility Commitments.

“Swingline Lender” shall mean JPMorgan, in its capacity as a lender of Swingline Loans and its successors in such capacity.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“TARGET Day” shall mean any day on which the Trans European Automated Real time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” shall mean any and all present or future sales, use, income, gross receipts, volume of business, excise and property and other taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Term A Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term A Loans as set forth in Section 2.01. The initial amount of each Lender’s Term A Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term A Loan Commitment, as applicable. The aggregate amount of the Term A Loan Commitments on the Closing Date is $300 million.

“Term A Facility” shall mean the Term A Loan Commitments and the Term A Loans made hereunder.

“Term A Facility Maturity Date” shall mean the date that is five years after the Closing Date.

“Term A Lenders” shall mean a Lender with a Term A Loan Commitment or an outstanding Term A Loan.

“Term A Loan Installment Date” shall have the meaning assigned to such term in Section 2.11(a)(i).

“Term A Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a) and any Incremental Term Loans in the form of Term A Loans made by the Incremental Term Lenders pursuant to Section 2.01(d).

“Term B Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term B Loans as set forth in Section 2.01. The initial amount of each Lender’s Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term B Loan Commitment, as applicable. The aggregate amount of the Term B Loan Commitments on the Closing Date is $400 million.

“Term B Facility” shall mean the Term B Loan Commitments and the Term B Loans made hereunder.

“Term B Facility Maturity Date” shall mean the date that is seven years after the Closing Date.

“Term B Lenders” shall mean a Lender with a Term B Loan Commitment or an outstanding Term B Loan.

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.11(a)(ii).

“Term B Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b) and any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders pursuant to Section 2.01(d).

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Facility” shall mean the Term A Facility, Term B Facility and/or any or all of the Incremental Term Facilities and Refinancing Term Facilities.

“Term Facility Maturity Date” shall mean (i) with respect to the Term A Facility, the Term A Facility Maturity Date, (ii) with respect to the Term B Facility, the Term B Facility Maturity Date and (iii) with respect to any Incremental Term Facility, any Incremental Term Facility Maturity Date.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitment” shall mean any Term A Loan Commitment, any Term B Loan Commitment or any Incremental Term Loan Commitment.

“Term Loan Installment Date” shall mean any Term A Loan Installment Date, Term B Loan Installment Date, any Refinancing Term Loan Installment Date or any Incremental Term Loan Installment Date.

“Term Loans” shall mean the Term A Loans, the Term B Loans, the Incremental Term Loans and/or the Refinancing Term Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b).

“Total First Lien Senior Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, (i) Capital Lease Obligations and (ii) other Indebtedness that in each case is then secured by Liens on property or assets of the Borrower or its Subsidiaries (other than (x) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby and (y) Liens that are expressly subordinated to the Liens securing the Obligations), less unrestricted cash and cash equivalents (determined in accordance with GAAP) of the Borrower and its Subsidiaries on such date.

“Total Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Secured Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Total Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Secured Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, (i) Capital Lease Obligations and (ii) other Indebtedness that in each case is then secured by Liens on property or assets of the Borrower or its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less unrestricted cash and cash equivalents (determined in accordance with GAAP) of the Borrower and its Subsidiaries on such date.

“Transactions” shall mean, collectively, (a) the consummation of the Evertec IPO; (b) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (c) the redemption in full of the Senior Unsecured Notes and the discharge of the Senior Unsecured Notes Indenture; (d) the repayment in full of all loans under the Existing Credit Agreement and the termination of the commitments thereunder; and (e) the payment of all fees and expenses to be paid in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America, including, for the avoidance of doubt, the Commonwealth of Puerto Rico.

“Unreimbursed Amount” shall have the meaning specified in Section 2.05(c).

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower (other than the Borrower) designated by the Borrower after the Closing Date as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a Subsidiary as an Unrestricted Subsidiary so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrower shall be in Pro Forma Compliance, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, (d) without duplication of clause (c), the designation shall be treated as an Investment, with the fair market value of such Unrestricted Subsidiary at the time of the initial designation thereof being treated as the amount of such Investment, and shall be permitted only if such Investment would be permitted pursuant to Section 6.04 and (e) such Subsidiary shall not have been previously designated an Unrestricted Subsidiary and (2) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), and containing the calculations and information required by the preceding clause (ii).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time and any successor thereto.

“Voting Stock” shall mean for any Person, Equity Interests of that Person generally entitled to vote for the election of the Board of Directors of such Person.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.12(e).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, shall mean the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

SECTION 1.02. Terms Generally.

The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Lease Obligations.

SECTION 1.03. Effectuation of Transactions.

Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

SECTION 1.05. Additional Alternative Currencies.

(a) The Borrower may from time to time request that Eurocurrency Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Revolving Loans, such request shall be subject to the approval of the Administrative Agent; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Revolving Facility Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving Facility Lender (in the case of any such request pertaining to Eurocurrency Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Facility Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Facility Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Facility Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Revolving Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Borrower.

SECTION 1.06. Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.07. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Local Time.

SECTION 1.08. Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments.

Subject to the terms and conditions set forth herein:

(a) each Term A Lender agrees to make Term A Loans to the Borrower on the Closing Date in a principal amount not to exceed such Lender’s Term A Loan Commitment;

(b) each Term B Lender agrees to make Term B Loans to the Borrower on the Closing Date in a principal amount not to exceed such Lender’s Term B Loan Commitment;

(c) each Revolving Facility Lender agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in Dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow the Revolving Facility Loans;

(d) each Lender having an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans and/or Incremental Revolving Facility Loans to the Borrower in an aggregate principal amount not to exceed its Incremental Term Loan Commitment and/or Incremental Revolving Facility Commitment, as the case may be; and

(e) within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Facility Loan and Term Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.15, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.16 or 2.18 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple. Subject to Section 2.04(c) and Section 2.05(c), at the time that each Term Borrowing or Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) 5 Eurocurrency Borrowings outstanding under any Term Facility and (ii) 5 Eurocurrency Borrowings outstanding under any Revolving Facility.

SECTION 2.03. Requests for Borrowings.

To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 10:00 a.m. (x) three Business Days before the date of any proposed Borrowing denominated in Dollars and (y) four Business Days before the date of any proposed Borrowing denominated in an Alternative Currency or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans, Term A Loans, Term B Loans, Other Term Loans or Other Revolving Loans;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of a Eurocurrency Revolving Facility Borrowing, the currency in which such Borrowing is to be denominated (which shall be Dollars or an Alternative Currency); and

(vii) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the currency of any Revolving Facility Borrowing is made, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Revolving Facility Borrowing or Term Borrowing is specified, then the requested Borrowing shall be (x) an ABR Borrowing in the case of Loans denominated in Dollars or (y) a Eurocurrency Borrowing with an Interest Period of one month’s duration in the case of Revolving Facility Loans denominated in an Alternative Currency. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, agree, in reliance upon the agreements of the other Revolving Facility Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the aggregate amount of the Swingline Commitments, notwithstanding the fact that such Swingline Loans, when aggregated with the Revolving Facility Percentage of the Outstanding Amount of Revolving Facility Loans and L/C Obligations of the Revolving Facility Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Facility Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, and (ii) the aggregate Revolving Facility Credit Exposure of any Revolving Facility Lender (other than the Swingline Lender) shall not exceed such Revolving Facility Lender’s Revolving Facility Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.12, and reborrow under this Section 2.04. Each Swingline Loan shall be an ABR Loan. Immediately upon the making of a Swingline Loan, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Facility Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan request, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan request and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Borrowing Request, make the amount of its Swingline Loan available to the Borrower at the account of the Borrower specified in such Swingline Borrowing Request.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Facility Lender make an ABR Revolving Loan in an amount equal to such Revolving Facility Lender’s Revolving

Facility Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the Borrowing Minimum and Borrowing Multiples, but subject to the unutilized portion of the Revolving Facility Commitments and the conditions set forth in Section 4.01. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Facility Lender shall make an amount equal to its Revolving Facility Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such an ABR Revolving Facility Borrowing in accordance with Section 2.04(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Facility Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Facility Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Facility Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant ABR Revolving Facility Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to Section 2.04(c)(i) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.01. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Facility Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Facility Lender shall pay to the Swingline Lender its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Facility Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Facility Lender’s Revolving Facility Percentage of any Swingline Loan, interest in respect of such Revolving Facility Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

SECTION 2.05. The Letter of Credit Commitment.

(a) General.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from and including the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit, (y) the total Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (z) no Lender’s Revolving Facility Credit Exposure shall exceed such Lender’s Revolving Facility Commitments. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower or any Subsidiary may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the L/C Issuer and the Majority Lenders under the Revolving Facility have approved such expiry date (such approval not to be unreasonably withheld or delayed); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) the L/C Issuer and all the Revolving Facility Lenders have approved such expiry date or (y) the L/C Issuer agrees and such Letter of Credit is cash collateralized or backstopped on terms and pursuant to arrangements satisfactory to the L/C Issuer.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Change in Law shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Revolving Facility Lender’s obligations to fund under Section 2.05(c) exists or any Revolving Facility Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Facility Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Facility Lender, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.05(l)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the amount and currency of each Letter of Credit that is, to the Borrower’s knowledge, outstanding immediately prior to such request; and (H) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Facility Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Facility Percentage times the amount of such Letter of Credit. Upon any change in the Revolving Facility Commitments pursuant to Section 9.04, there shall be an automatic adjustment to the risk participation in all outstanding Letters of Credit and all L/C Obligations to reflect the adjusted Revolving Facility Commitments of the assigning and assignee Lenders or of all Lenders having Revolving Facility Commitments, as the case may be.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of 2.05(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in Dollars, unless the L/C Issuer shall have specified in such notice that it will accept reimbursement in the Alternative Currency in which such Letter of Credit was so denominated. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than (1) 1:00 p.m. on the date that the L/C Issuer provides notice to the Borrower of any payment by the L/C Issuer under a Letter of Credit denominated in Dollars or the Applicable Time in the case of any Letter of Credit denominated in an Alternative Currency (if such notice is provided by 10:00 a.m. on such date) or (2) 11:00 a.m. on the next succeeding Business Day or the Applicable Time on such next succeeding Business Day, as the case may be (if such notice is provided after 10:00 a.m. on the date such notice is given) (each such applicable date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer (and the L/C Issuer shall promptly notify the Administrative Agent of any failure by the Borrower to so reimburse the L/C Issuer by such time) in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Facility Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum Borrowing Minimums or Borrowing Multiples, but subject to the amount of the unutilized portion of the applicable Revolving Facility Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Facility Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Revolving Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.14(c). In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Facility Lender funds its ABR Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against the L/C Issuer, the Borrower, any Subsidiary, or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. Any payment made by any Lender after 3:00 pm on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Facility Lender its Revolving Facility Percentage in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Facility Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit that appears on its face to be valid proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally;

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary’s obligations hereunder;

(vii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement, any Letter of Credit or any other Loan Document; or

(viii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting).

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Facility Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Majority Lenders under the Revolving Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to their use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which are determined by a court of competent jurisdiction in a final nonappealable judgment to have been caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) Sections 2.12(d) and 7.01 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.05, Section 2.12(d) and Section 7.01, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Except as otherwise agreed to by the Administrative Agent, Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the L/C Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Moneys in such account shall be applied by the Collateral Agent to reimburse the L/C Issuer immediately for drawings under the applicable Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the L/C Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to this Section 2.05 or Section 2.12(d), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; provided that, after giving effect to such return, (i) the aggregate amount of Revolving Facility Credit Exposure shall not exceed the amount of Revolving Facility Commitments and (ii) no Event of Default shall have occurred and be continuing. If the Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 2.12(d) interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower after the full amount of such deposit has been applied by the Collateral Agent to reimburse the L/C Issuer for drawings under Letters of Credit. The Borrower hereby pledges and assigns to the Collateral Agent, for its benefit and the benefit of the Secured Parties, the cash collateral account established hereunder (and all monies and investments held therein) to secure the Obligations.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(k) Additional L/C Issuers. From time to time, the Borrower may by notice to the Administrative Agent with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Facility Lender designate such Revolving Facility Lender (in addition to JPMorgan) to act as an L/C Issuer hereunder. In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any L/C Issuer shall refer to the person that issued such Letter of Credit and each such additional L/C Issuer shall be entitled to the benefits of this Agreement as an L/C Issuer to the same extent as if it had been originally named as the L/C Issuer hereunder. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer (other than JPMorgan) will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

(l) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans or Letters of Credit pursuant to Sections 2.04 and 2.05, the “Revolving Facility Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of Loans and L/C Advances of that Lender.

(m) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding month, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C disbursement, the date and amount of such L/C disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(n) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender should no longer be deemed to be a Defaulting Lender (provided that, solely with respect to a Defaulting Lender that is a Revolving Facility Lender, the Swingline Lender and each L/C Issuer must also so agree in writing), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.05(l)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.06. [Reserved].

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Term Loan or Revolving Facility Loan to be made by it hereunder available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Facility Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Borrowing Request. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, however, that if, on the date the Borrowing Request with respect to a Revolving Facility Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.07(a) (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.07(a)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans under the applicable Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.08. Interest Elections.

(a) Each Borrowing of Revolving Facility Loans or Term Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, that except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. The Borrower may elect different options with respect to different portions of the affected Revolving Facility Borrowing or Term Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by a Responsible Officer of the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing; provided, that any Loan denominated in an Alternative Currency shall instead be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing made in Dollars, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) in the case of such a Borrowing made in an Alternative Currency be continued as a Eurocurrency Revolving Facility Borrowing with an Interest Period of one month’s duration.

SECTION 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date, (ii) Term A Loan Commitments shall be automatically and permanently reduced to $0 upon the funding of the Term A Loans on the Closing Date, and (iii) the Term B Loan Commitments shall be automatically and permanently reduced to $0 upon the funding of the Term B Loans on the Closing Date.

(b) The Borrower may at any time terminate, or from time to time reduce the Revolving Facility Commitments; provided, that (i) each such reduction shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.12, the total Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under clause (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.11, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Facility Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof, the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section,

(i) The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable account of the Term A Lenders, (A) on the last Business Day of each month set forth in the table below (each, a “Term A Loan Installment Date”), the principal amount of Term A Loans equal to the product of (x) the original aggregate principal amount of Term A Loans multiplied by (y) the percentage set forth in the table below opposite the applicable Term A Loan Installment Date and (B) on the Term A Facility Maturity Date, the remaining outstanding principal amount of all Term A Loans:

Term A Loan Installment Date:	Percentage:
September 2013	1.250%
December 2013	1.250%
March 2014	1.250%

Term A Loan Installment Date:	Percentage:
June 2014	1.250%
September 2014	1.250%
December 2014	1.250%
March 2015	1.250%
June 2015	1.250%
September 2015	1.250%
December 2015	1.250%
March 2016	1.250%
June 2016	1.250%
September 2016	1.875%
December 2016	1.875%
March 2017	1.875%
June 2017	1.875%
September 2017	2.500%
December 2017	2.500%
March 2018	2.500%

(ii) The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable account of the Term B Lenders, (A) on the last Business Day of each March, June, September and December, commencing with the September 30, 2013 (each, a “Term B Loan Installment Date”), a principal amount in respect of the Term B Loans equal to 0.25% of the original aggregate principal amount of Term B Loans and (B) on the Term B Facility Maturity Date, the remaining outstanding principal amount of all Term B Loans;

(iii) in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”);

(iv) in the event that any Refinancing Term Loans are made on a Refinancing Effective Date, the Borrower shall repay such Refinancing Term Loans on the dates and in the amounts set forth in the Refinancing Term Loan Amendment (each such date being referred to as a “Refinancing Term Loan Installment Date”); and

(v) the Refinancing Term Loans of any Series shall mature as provided in the applicable Refinancing Term Loan Amendment.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

(c) (i) Any mandatory prepayment of Term Loans pursuant to Section 2.12(b) shall be applied so that the aggregate amount of such prepayment is allocated among each Class of Term Loans pro rata based on the aggregate principal amount of outstanding Term Loans, irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans, with the application of such mandatory prepayment within each Class of Term Loans applied to the remaining installments of such Class as the Borrower may direct; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.12(e), then, with respect to such mandatory prepayment, prior to the repayment of any Term Loan, the Borrower may select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m. (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment; and

(ii) Any optional prepayments of the Term Loans pursuant to Section 2.12(a) shall be applied to the remaining installments of the Term Loans as the Borrower may direct under the applicable Class or Classes as the Borrower may direct.

SECTION 2.12. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (except as set forth in this Section and Section 2.17), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, upon prior notice to the Administrative Agent by telephone (confirmed by telecopy) (x) in the case of an ABR Loan, not less than one Business Day prior to the date of prepayment, (y) in the case of Eurocurrency Loans denominated in Dollars, not less than three Business Days prior to the date of prepayment and (z) in the case of a Eurocurrency Revolving Loan denominated in an Alternative Currency, not less than four Business Days prior to the date of prepayment, which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Facilities. Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans; provided that in the event that, on or prior to the date which is twelve months after the Closing Date, the Borrower makes any prepayment or amendment of Term B Loans in connection with any Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of the Term B Lenders, a prepayment premium of 1% of the amount of the Term B Loans being so prepaid, refinanced, substituted or replaced or amended. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.

(b) Subject to Section 2.12(e) and (f), the Borrower shall apply 100% of all Net Proceeds promptly upon receipt thereof to prepay Loans in accordance with clause (c) of Section 2.11; provided that, with respect to Net Proceeds from Asset Sales, the Borrower may use a portion of such Net Proceeds to prepay or repurchase Other First Lien Debt (to the extent required by the terms of such Other First Lien Debt) in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Other First Lien Debt and the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of Term Loans.

(c) [Reserved].

(d) If the Administrative Agent notifies the Borrower at any time (including, without limitation, any Revaluation Date) that the Revolving Facility Credit Exposure at such time exceeds an amount equal to 105% of the Revolving Facility Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay the Revolving Facility Loans and/or the Swingline Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount (allocated among the Revolving Facility Loans, Swingline Loans and/or L/C Obligations as selected by the Borrower) sufficient to reduce the Revolving Facility Credit Exposure as of such date of payment to an amount not to exceed 100% of the Revolving Facility Commitments then in effect. The Administrative Agent may, at any time and from time to time after any such initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(e) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of the Declined Proceeds, which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (each, an “Accepting Lender”) (which prepayment shall be applied to the scheduled installments of principal of the Term Loans in the applicable Class(es) of Term Loans in accordance with paragraphs (c) and (d) of Section 2.11), and (ii) the Borrower may retain a portion of the Waivable Mandatory Prepayment in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”). Such Declined Proceeds retained by the Borrower may be used for any purpose not otherwise prohibited by this Agreement.

(f) Notwithstanding any other provisions of this Section 2.12 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale by a Subsidiary is prohibited or delayed by applicable local law from being repatriated to Puerto Rico, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.12(b) but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the Commonwealth of Puerto Rico (the Borrower hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.12(b), to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds would have a material adverse tax cost consequence with respect to such Net Proceeds, the Net Proceeds so affected may be retained by the applicable Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Proceeds so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.12(b), (x) the Borrower applies an amount equal to such Net Proceeds to such prepayments as if such Net Proceeds had been received by the Borrower rather than such Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds had been repatriated (or, if less, Net Proceeds that would be calculated if received by such Subsidiary) or (y) such Net Proceeds is applied to the permanent repayment of Indebtedness of a Subsidiary.

(g) Notwithstanding anything to the contrary contained in this Section 2.12 or any other provision of this Agreement, the Borrower may prepay any Class or Classes of outstanding Term Loans (each, an “Auction Prepayment Offer”) at a discount to par pursuant to one or more auctions (each, an “Auction”) on the following basis (any such prepayment, an “Auction Prepayment”):

(i) All Term Lenders (other than Defaulting Lenders) of the applicable Class or Classes shall be permitted (but not required) to participate in each Auction. Any such Lender who elects to participate in an Auction may choose to offer all or part of such Lender’s Term Loans of the applicable Class for prepayment. Each Term Lender shall notify the Administrative Agent at least five days prior to each Auction of its decision whether or not to participate in such Auction.

(ii) Each Auction Prepayment shall be subject to the conditions that (A) the Administrative Agent shall have received a certificate to the effect that (I) immediately prior to and after giving effect to the Auction Prepayment and on the date of any delivery of an Auction Notice (as defined in Exhibit C), no Default or Event of Default shall have occurred and be continuing, (II) as of the date of the Auction Notice, the Borrower is not in possession of any material non-public information with respect to Evertec or any of its subsidiaries that (x) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Evertec or any of its subsidiaries) prior to such date and (y) if not disclosed to the Lenders, could reasonably be expected to have a material effect (whether negative or positive) upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the Term Loans subject to such Auction, (III) each of the conditions to such Auction Prepayment has been satisfied and (IV) the Borrower shall be in Pro Forma Compliance after giving effect to the Auction Prepayment, (B) immediately prior to and after giving effect to the Auction Prepayment, the sum of the unused Revolving Facility Commitments plus unrestricted cash and cash equivalents held by

Loan Parties shall not be less than $25 million, (C) each offer of prepayment made pursuant to this Section 2.12(g) must be in an amount not less than $1.0 million in principal amount of Term Loans, calculated on the face amount thereof unless another amount is agreed to by the Administrative Agent, (D) no Auction Prepayment shall be made from the proceeds of any Revolving Facility Loan or Swingline Loan, (E) any Auction Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis, (F) all Term Loans so prepaid by the Borrower shall automatically be canceled and retired by the Borrower on the applicable settlement date (and for the avoidance of doubt, may not be reborrowed) and (G) no more than one Auction Prepayment Offer may be ongoing at any one time and no more than five Auction Prepayment Offers may be made in any one fiscal year (unless the Administrative Agent consents in its reasonable discretion).

(iii) The Borrower must terminate any Auction Prepayment Offer if it fails to satisfy one or more of the conditions set forth above in Section 2.12(g)(ii) that are required to be met at the time at which the Term Loans would have been prepaid pursuant to such Auction Prepayment Offer. If the Borrower commences any Auction Prepayment Offer (and all relevant requirements set forth above that are required to be satisfied at the time of the commencement of such Auction Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above that are required to be satisfied at the time of the consummation of such Auction Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender or any other person for any termination of such Auction Prepayment Offer as a result of its failure to satisfy one or more of the conditions set forth above that are required to be met at the time that otherwise would have been the time of consummation of such Auction Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder. All Term Loans prepaid by the Borrower pursuant to this Section 2.12(g) shall be accompanied by all accrued interest on the par principal amount so prepaid to, but not including, the date of the Auction Prepayment. The par principal amount of Term Loans prepaid pursuant to this Section 2.12(g) shall be applied to reduce the final installment payment of principal thereof pursuant to Section 2.11(a)(i), (ii), (iii) or (iv), as applicable.

(iv) Each Auction shall comply with the Auction Procedures and any such other procedures established by the Administrative Agent in its reasonable discretion and agreed to by the Borrower.

(v) The Auction Manager (as defined in Exhibit C) acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Prepayment Offer.

(vi) This Section 2.12(g) shall neither (A) require the Borrower to undertake any Auction nor (B) limit or restrict the Borrower from making voluntary prepayments of Term Loans in accordance with Section 2.12(a).

SECTION 2.13. Fees.

(a) The Borrower agrees to pay (the “Commitment Fee”) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is one Business Day after the last Business Day of March, June, September and December in each year, and the date on which the Revolving Facility Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee in Dollars on the daily amount of the Available Unused Commitment of such Lender under the Revolving Facility during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Revolving Facility Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Revolving Facility Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Revolving Facility Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Revolving Facility Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, one Business Day after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Outstanding Amount of L/C Obligations (excluding the portion thereof attributable to Unreimbursed Amounts in respect of Letters of Credit) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the applicable Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period; provided, however, any L/C Participation Fee otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer, shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Facility Percentage allocable to such Letter of Credit pursuant to Section 2.05(l), with the balance of such fee, if any, payable to the L/C Issuer for its own account and (ii) to each L/C Issuer, for its own account (x) three Business Days after the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the Dollar Equivalent of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any drawing thereunder, such L/C Issuer’s customary documentary and processing fees and charges (collectively, “L/C Issuer Fees”). All L/C Participation Fees and L/C Issuer Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) During the period commencing at the time any Lender became a Defaulting Lender until such time, if any, as such Lender is no longer a Defaulting Lender, no Commitment Fee shall accrue with respect to any of the applicable Revolving Facility Commitments of such Defaulting Lender. Any Commitment Fees owing to any Defaulting Lender which accrued during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be deferred and shall be payable only if and when such Lender is no longer a Defaulting Lender.

(d) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers and Administrative Agent Fees shall be for the account of the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.14. Interest.

(a) The Revolving Facility Loans (including each Swingline Loan), the Term A Loans and the Term B Loans comprising each ABR Borrowing shall bear interest at (i) the ABR plus (ii) the Applicable Margin.

(b) The Revolving Facility Loans (including each Swingline Loan), the Term A Loans and Term B Loans comprising each Eurocurrency Borrowing shall bear interest at (i) the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus (ii) the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i)

in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (x) interest accrued pursuant to Section 2.14(c) shall be payable on demand, and (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan (including any Swingline Loan) prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(e) Except as otherwise specifically provided for herein, all interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the ABR at times when the ABR is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) in the case of interest in respect of Eurocurrency Loans denominated in Alternative Currencies as to which market practice (as reasonably determined by the Administrative Agent) differs from the foregoing, such interest will be calculated in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15. Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in the applicable currency shall be ineffective and (A) in the case of any Borrowing denominated in Dollars, on the last day of the Interest Period applicable thereto such Borrowing shall be converted to or continued as an ABR Borrowing and (B) in the case of any Borrowing denominated in an Alternative Currency, such Borrowing shall be repaid at the end of the then current Interest Period, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.16. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurocurrency Rate) or L/C Issuer; or

(ii) subject such Lender (or its applicable lending office) or L/C Issuer to any Tax (other than any Excluded Taxes of such Lender or L/C Issuer or any Indemnified Tax or Other Tax that is covered under

Section 2.18) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such lender (or its applicable lending office) or L/C Issuer of principal, interest, fees or any other amount payable hereunder; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; and

the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurocurrency Loan (or any Loan in the case of clause (ii) above) or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender or L/C Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments.

In the event of (a) the payment of any principal of any Eurocurrency Loan (including in connection with any Auction Prepayment) other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such

Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes.

(a) Unless otherwise required by applicable laws, any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any Taxes; provided, that if the applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section) have been made, the Administrative Agent, any Lender, any Swingline Lender or any L/C Issuer, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender, each Swingline Lender and each L/C Issuer, within 10 days after written demand therefor or 5 Business Days before any such Indemnified Taxes or Other Taxes are due (whichever is later), for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer, as applicable, with respect to any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, a Swingline Lender or an L/C Issuer, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, a Swingline Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate.

(f) Any Lender, Swingline Lender or L/C Issuer shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender, Swingline Lender or L/C Issuer becomes a Lender, Swingline Lender or L/C Issuer under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 or W-8, as applicable, certifying that it is not subject to U.S. federal backup withholding.

(g) If the Administrative Agent, a Lender, a Swingline Lender or an L/C Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender, Swingline Lender or L/C Issuer in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer in the event the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender, Swingline Lender or L/C Issuer to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary in this Section 2.18(g), in no event will the Administrative Agent, a Lender, a Swingline Lender or an L/C Issuer be required to pay any amount to any Loan Party pursuant to this Section 2.18(g) the payment of which would place the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer (as applicable) in a less favorable net after-Tax position than the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer (as applicable) would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.16, 2.17, or 2.18, or otherwise) without condition or deduction for any defense, recoupment, set-off or counterclaim. Except as otherwise expressly provided herein and except with respect to principal of and interest on Revolving Facility Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.05 shall be made directly to the persons entitled thereto. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the continental United States. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of Loans, and Unreimbursed Amounts then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, and Unreimbursed Amounts then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans, or participations in Letters of Credit or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans, and participations in Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans, and participations in Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans, and participations in Letters of Credit and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, Sections 2.12(g), 2.23 and 2.25) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(c), 2.07 or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section

2.18, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and participations in L/C Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.20 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer; provided, that (without duplication): such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and funded participations in L/C Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder including the amount equal to any premium payable pursuant to Section 2.12(a) if such replacement of a Non-Consenting Lender is in connection with a Repricing Transaction as if such assignment were a prepayment, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

SECTION 2.21. Illegality.

If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans in any currency, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans in such currency or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) in the case of Loans denominated in Dollars if the affected Lender may lawfully continue to maintain such Loans as Eurocurrency Loans until the last day of such Interest Period, convert all Eurocurrency Loans of such Lender to ABR Loans on the last day of such Interest Period (or, otherwise, immediately convert such Eurocurrency Loans to ABR Loans) or (ii) prepay such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22. Incremental Commitments.

(a) The Borrower may, by written notice to the Administrative Agent (the “Incremental Request Notice”) from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount, in the aggregate, from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion, provided that each Incremental Term Lender and/or Incremental Revolving Facility shall be subject to the approval of (x) the Administrative Agent (which approval shall not be unreasonably withheld) unless no consent of the Administrative Agent would be required for an assignment to such person pursuant to Section 9.04(b)(i)(B) and (y) the L/C Issuer and the Swingline Lender (which approval shall not be unreasonably withheld) unless no consent of the L/C Issuer and the Swingline Lender would be required for an assignment to such person pursuant to Section 9.04(b)(i)(C); provided, further, that any existing Lender approached to provide all or a portion of such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments may elect or decline, in its sole discretion, to provide such Commitments. The Incremental Request Notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5 million and a minimum amount of $25 million or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”), and (iii) (a) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Term A Loan Commitments (the “Incremental Term A Loan Commitment”), Term B Loan Commitments (the “Incremental Term B Loan Commitment”) or commitments to make term loans with interest rates and/or amortization and/or maturity and/or other terms different from the Term A Loans or the Term B Loans (“Other Term Loans”) and/or (b) whether such Incremental Revolving Facility Commitments are to be Revolving Facility Commitments or commitments to make revolving loans with pricing different from the Revolving Facility Loans (“Other Revolving Loans”).

(b) The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that (i) except as to pricing, amortization and final maturity date (which shall, subject to clause (ii) and (iii) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Other Term Loans shall have (x) the same terms as the Term B Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Incremental Term A Loan shall be no earlier than the Term A Facility Maturity Date and the final maturity date of any Incremental Term B Loan or Other Term Loans shall be no earlier than the Term B Facility Maturity Date, (iii) the Weighted Average Life to Maturity of any Incremental Term A Loan shall not be shorter than the remaining Weighted Average Life to Maturity of the existing Term A Loans and the Weighted Average Life to Maturity of any Incremental Term B Loan or Other Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the existing Term B Loans, and (iv) except as to pricing (which shall be determined by the Borrower and the Incremental Revolving Facility Lenders in their sole discretion), the Other Revolving Loans shall have (x) the same terms as the Revolving Facility or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent and (v) until the date that is eighteen (18) months after the Closing Date, in the event that the Applicable Margin (at any analogous point in the Pricing Grid) for any Incremental Term B Loans or Other Term Loans is greater than the Applicable Margin for the existing Term B Loans by more than 25 basis points, then the Applicable Margin for the existing Term B Loans shall be increased to the extent necessary so that the Applicable Margin (at each analogous point in the Pricing Grid) for the Incremental Term B Loans or Other Term Loans is 25 basis points higher than the Applicable Margin for the existing Term B Loans; provided, further, that in determining the Applicable Margin applicable to the existing Term B Loans and the Incremental Term B Loans or Other Term Loans, (x) original issue discount or upfront or similar fees (collectively, “OID”) payable by the Borrower to the Lenders of the existing Term B Loans or the Incremental Term B Loans or Other Term Loans, in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (y) customary arrangement or commitment fees payable to arrangers (or their respective affiliates) shall be excluded; and (z) if the ABR or Eurocurrency Rate “floor” for the Incremental Term B Loans or Other Term Loans is greater than the ABR or Eurocurrency Rate “floor,” respectively, for the existing Term B Loans the difference between such floor for the Incremental Term B Loans or Other Term Loans and the existing Term B Loans shall be equated to an increase in the Applicable Margin for purposes of this clause (v). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(g). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.22 unless on the date of such effectiveness, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans) in the form of additional Term A Loans or Term B Loans, when originally made, are included in each Borrowing of outstanding Term A Loans or Term B Loans, as applicable, on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments that are Revolving Facility Commitments, when originally made, are included in each Borrowing of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.17 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

(e) The Incremental Term Loans and Incremental Revolving Loans shall rank pari passu or junior in right of payment and of security with the Term Loans and Revolving Facility Loans.

SECTION 2.23. Refinancing Term Loans.

(a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional tranches of term loans denominated in Dollars under this Agreement (“Refinancing Term Loans”), which Refinances any Term Loan under this Agreement. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which such Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied;

(ii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans so Refinanced at the time of such refinancing (or if longer, shall have a minimum Weighted Average Life to Maturity required pursuant to any previously established Refinancing Term Loan Amendment);

(iii) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees and interest rates which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to the then outstanding Term Loans so Refinanced except to the extent such covenants and other terms apply solely to any period after the then Latest Maturity Date. Each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to the manner in which the amendments contemplated by this Section 2.23 are drafted and implemented and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence, it being understood that this provision relates solely to the manner of implementation; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders; and

(iv) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent.

(b) The Borrower may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Series of Refinancing Term Loans made to the Borrower.

(c) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower, the Administrative Agent and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (for which the Administrative Agent may seek direction from the Required Lenders but such Refinancing Term Loan Amendment shall not require the consent of any other Lender). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

SECTION 2.24. [Reserved].

SECTION 2.25. Replacement Revolving Facility Commitments.

(a) The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder “Replacement Revolving Loans”). Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which such Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied;

(ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and the concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding on the Closing Date;

(iii) no Replacement Revolving Facility Commitments shall have a scheduled termination date prior to Revolving Facility Maturity Date (or if later, the date required pursuant to any Replacement Revolving Facility Amendment);

(iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees and interest rates which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the Replacement L/C Issuer and Replacement Swingline Lender, if any, under such Replacement Revolving Facility Commitments) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Facility Commitments than, those applicable to the Revolving Facility;

(v) there shall be no more than three Revolving Facilities in the aggregate of the Borrower in effect at any time; and

(vi) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Replacement Revolving Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent.

(b) The Borrower may approach any Lender or any other Person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment and the selection of Replacement Revolving Lender shall be subject to any consent that would be required pursuant to Section 9.04. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated a series (a “Replacement Revolving Commitment Series”) of Replacement Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Replacement Revolving Facility Amendment, be designated as an increase in any previously established Replacement Revolving Commitment Series.

(c) The Replacement Revolving Facility Commitments shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower, the Administrative Agent, the Replacement Revolving Lenders providing such Replacement Revolving Loans and any Replacement L/C Issuer and/or Replacement Swingline Lender thereunder (a “Replacement Revolving Facility Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above. Each of the Administrative Agent and the Collateral Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to the manner in which the amendments contemplated by this Section 2.25 are drafted and implemented and, if either the Administrative Agent or the Collateral Agent seeks such advice or concurrence, it shall be permitted to enter into such amendments with the Borrower in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence, it being understood that this provision relates solely to the manner of implementation; provided, however, that whether or not there has been a request by the Administrative Agent or the Collateral Agent for any such advice or concurrence, all such amendments entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.

(d) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans under such Replacement Revolving Facility Series outstanding on such Replacement Revolving Facility Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Replacement Revolving Facility Series will be held by Replacement Revolving Lenders thereunder ratably in accordance with their Replacement Revolving Credit Percentages.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

On the date of each Credit Event, each of Holdings and the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers.

Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Material Subsidiaries and, in the case of clause (d) below, each of the Subsidiary Loan Parties (a) is a partnership, limited liability company, unlimited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization.

The execution, delivery and performance by Holdings, the Borrower and each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by Holdings, the Borrower and such Loan Parties and (b) will not (i) violate (A) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Loan Party, (B) any provision of law, statute, rule or regulation, or any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings, the Borrower or any such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, agreement or other instrument, where any such conflict, violation, breach or default (other than in respect of clause (b)(i)(A) of this Section 3.02) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 3.03. Enforceability.

This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals.

No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings in the non-U.S. jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in non-U.S. jurisdictions, (c) recordation of the Mortgages and equivalent recordation in non-U.S. jurisdictions, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements.

(a) [Reserved].

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2011 and 2012, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2010, 2011 and 2012, present fairly in all material respects and in accordance with GAAP consistently applied throughout the periods covered thereby the consolidated financial position of the Borrower as at such dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Borrower for the years then ended.

SECTION 3.06. No Material Adverse Effect.

Since December 31, 2012, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of the Borrower and the Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) None of the Borrower or its Subsidiaries are in default under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Borrower’s or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Borrower, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

SECTION 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests as set forth on Schedule 3.08(b).

SECTION 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09(a), there are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings, the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Schedule 3.09(b), none of Holdings, the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law (including the USA PATRIOT Act), rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of Holdings, the Borrower and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11. Investment Company Act.

None of Holdings, the Borrower and the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds.

The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for Permitted Business Acquisitions) and, in the case of Revolving Facility Loans made on the Closing Date, for the purposes set forth in the following sentence. The Borrower will use the proceeds of the Term Loans made on the Closing Date, together with the net cash proceeds to Evertec from the Evertec IPO, to refinance Indebtedness under the Existing Credit Agreement and the Senior Unsecured Notes and for the payment of fees and expenses payable in connection with the Transactions.

SECTION 3.13. Taxes.

Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a) Each of Holdings, the Borrower and the Subsidiaries (i) has filed or caused to be filed all Tax returns required to have been filed by it and each such Tax return is true and correct; and (ii) has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on such Tax returns and all other Taxes (or made adequate provision in accordance with GAAP for the payment of all Taxes not yet due) with respect to all periods or portions thereof ending on or before the Closing Date, including in its capacity as a withholding agent, except in each case for Taxes that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries, as the case may be, has set aside on its books adequate reserves in accordance with GAAP; and

(b) As of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

SECTION 3.14. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, as of any such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.15. Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) as of the most recent valuation date preceding the date of this Agreement, no Plan has any Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of Holdings, the Borrower, their Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any withdrawal liability to any Multiemployer Plan; and (vi) none of Holdings, the Borrower or their Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject Holdings, the Borrower or any of its Subsidiaries to tax.

(b) Each of Holdings, the Borrower and its Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that would reasonably be expected to result in liability to Holdings, the Borrower or any of its Subsidiaries.

SECTION 3.16. Environmental Matters.

Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice has been received by Holdings or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to Holdings, the Borrower or any of its Subsidiaries, (ii) each of Holdings and its Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws and each of them has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits, licenses and other approvals, (iii) there has been no Release or threat of Release of any Hazardous Material at, on, under or from any property currently owned, operated or leased or, to the Borrower’s knowledge, formerly owned, operated or leased, by Holdings or any of its Subsidiaries that could reasonably be expected to give rise to any cost, liability or obligation of Holdings, the Borrower or any of its Subsidiaries under any Environmental Laws, and Holdings, the Borrower or any of its Subsidiaries have not disposed of or arranged for disposal or treatment, or arranged for transport for disposal or treatment, of any Hazardous Materials at any location in a manner that would reasonably be expected to give rise to any liability of Holdings, the Borrower or any of its Subsidiaries under any Environmental Laws and (iv) neither Holdings, the Borrower nor any of its Subsidiaries is a party or subject to any order, decree or agreement which imposes any obligation or liability under any Environmental Laws.

SECTION 3.17. Security Documents.

(a) Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permitted under applicable law. In the case of the Pledged Collateral described in a Security Document and to the extent appropriate in the applicable jurisdictions, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in such Security Document (other than the Intellectual Property (as defined in the Collateral Agreement)), except as otherwise provided in the Collateral Agreement, when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office or the Trademark Division of the Puerto Rico State Department, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property filed with the United States Patent and Trademark Office and the United States Copyright Office or the Trademark Division of the Puerto Rico State Department, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office or the Trademark Division of the Puerto Rico State Department may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c) The Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 will be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof (to the extent feasible in the applicable jurisdiction), and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof (to the extent feasible in the applicable jurisdiction), in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in a pledge agreement (if any), neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18. Location of Real Property and Leased Premises.

(a) The Perfection Certificate completely and correctly identifies, in all material respects, as of the Closing Date all material Real Property owned by Holdings, the Borrower and the Subsidiary Loan Parties. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee simple title all the Real Property set forth as being owned by them in the Perfection Certificate.

(b) The Perfection Certificate lists correctly in all material respects, as of the Closing Date, all material Real Property that is leased by Holdings, the Borrower and the Subsidiary Loan Parties as the lessee and the addresses thereof. As of the Closing Date, Holdings, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all the Real Property set forth as being leased by them as the lessee in the Perfection Certificate.

SECTION 3.19. Solvency.

(a) On the Closing Date, immediately after giving effect to the Transactions that occur on the Closing Date, (i) the fair value of the assets of Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, neither Holdings or the Borrower intends to, or believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20. Labor Matters.

Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or except as set forth on Schedule 3.20: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of its Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. No Default.

No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.22. Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 3.22, (a) Holdings, the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of Holdings, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.

SECTION 3.23. Senior Debt.

The Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any subordinated Indebtedness permitted to be incurred hereunder or any Permitted Refinancing Indebtedness in respect thereof constituting subordinated Indebtedness.

SECTION 3.24. Insurance.

Schedule 3.24 sets forth a true, complete and correct description, in all material respects, of all material insurance maintained by the Borrower as of the Closing Date. Except as would not reasonably be expected to have a Material Adverse Effect, all insurance maintained by the Borrower is in full force and effect, all premiums have been duly paid and the Borrower has not received notice of violation or cancellation thereof.

SECTION 3.25. Anti-Money Laundering and Economic Sanctions Laws.

(a) As of the Closing Date, to the knowledge of senior management of each Loan Party, no Loan Party, none of its Subsidiaries, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or controlled Affiliate has violated or is in violation of any applicable Anti-Money Laundering Law.

(b) To the knowledge of senior management of each Loan Party, no Loan Party, none of its Subsidiaries, none of its controlled Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such controlled Affiliate that is acting or benefiting in any capacity in connection with the

Loans (i) is an Embargoed Person or (ii) except as otherwise authorized by OFAC, otherwise permitted for U.S. persons by a U.S. Governmental Authority or by any rule, regulation or order of a U.S. Governmental Authority, will use any proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding or facilitation, is an Embargoed Person.

SECTION 3.26. Anti-Corruption Laws.

Neither Holdings nor any of its subsidiaries nor any director, officer, agent, employee or controlled Affiliate thereof is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, knowingly making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an illegal offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. Holdings and its subsidiaries and their respective controlled Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any L/C Issuer to permit any L/C Credit Extension hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events.

On the date of each Borrowing (including the Closing Date) and on the date of each L/C Credit Extension (including the Closing Date):

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or L/C Credit Extension, as applicable, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing (subject to the immediately preceding paragraph) and each L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or L/C Credit Extension as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event.

On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each L/C Issuer on the Closing Date, a written opinion of (i) Akin Gump Strauss Hauer & Feld, LLP, counsel for the Loan Parties, and (ii) each local or foreign counsel specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to each L/C Issuer on the Closing Date, the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation, certificate of formation or other equivalent organizational documents of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party; and

(iii) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.

(d) Except for matters to be completed following the Closing Date in accordance with Section 5.10(h), the elements of the Collateral Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment lien filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate, lien searches with the United States Patent and Trademark Office, United States Copyright Office and the Trademark Division of the Puerto Rico State Department and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released concurrently with the closing of the Transactions on the Closing Date.

(e) The Evertec IPO shall have been, or shall be substantially concurrently with the initial borrowing hereunder, consummated, and the net cash proceeds thereof to Evertec shall have been, or shall be substantially concurrently with the initial borrowing hereunder, contributed to Holdings and then by Holdings to the Borrower for the purposes specified in Section 3.12.

(f) All Indebtedness under the Existing Credit Agreement shall have been, or shall be substantially concurrently with the initial borrowing hereunder, repaid and all commitments thereunder terminated, and the Administrative Agent shall have received a customary payoff letter evidencing such repayment and termination. All of the Senior Unsecured Notes shall have been called for redemption, the redemption price therefor shall have been, or shall be substantially concurrently with the initial borrowing hereunder, deposited with the Trustee for the Senior Unsecured Notes and the Senior Unsecured Notes Indenture shall have been, or shall be substantially concurrently with the initial borrowing hereunder, discharged, and the Administrative Agent shall have received or shall substantially concurrently with the initial borrowing hereunder receive evidence of such discharge.

(g) The Lenders shall have received a customary solvency certificate signed by the Chief Financial Officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(h) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(i) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested not less than five (5) Business Days prior to the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Notwithstanding anything to the contrary, it is understood that to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or possession of the certificated securities (if any) evidencing the Borrower’s and the Subsidiary Loan Parties’ equity and the security agreement giving rise to the security interest) is not provided on the Closing Date after the Borrower’s and each Subsidiary Loan Party’s use of commercially reasonable efforts to do so, the provision of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be delivered after the Closing Date in accordance with Section 5.10(h).

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution, except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties (except in each case as otherwise permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Borrower and the Subsidiary Loan Parties to be listed as insured and the Collateral Agent to be listed as a co-loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) If any portion of any Mortgaged Property is at any time located in an area specifically identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each applicable Subsidiary Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(c) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the L/C Issuer and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any L/C Issuer or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any L/C Issuer and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes.

Pay and discharge promptly when due all Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto, and (c) the failure to make such payment and discharge could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc.

Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) Within 105 days following the end of each fiscal year (commencing with the fiscal year ending December 31, 2013), a consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity showing the financial position of Evertec and its subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and stockholders’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of Evertec, the Borrower or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Evertec and its subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Evertec of annual reports on Form 10-K of Evertec and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) Within 45 days, following the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2013), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Evertec and its subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial

Officer of Evertec, Holdings or the Borrower as fairly presenting, in all material respects, the financial position and results of operations of Evertec and its subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Evertec of quarterly reports on Form 10-Q of Evertec and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the first full fiscal quarter ending after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenant, (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) and (z) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a copy of management’s discussion and analysis with respect to such financial statements, all of which shall be in form and detail reasonably satisfactory to the Administrative Agent (it being understood that the delivery by Evertec of reports on Form 10-Q or Form 10-K of Evertec and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(c)(z) to the extent such reports include such management’s discussion and analysis) and (iii) setting forth the calculation of Excess Cash Flow for Applicable Period then ended and the Applicable Percentage of such Excess Cash Flow and any changes in the Cumulative Credit since the last delivery of a certificate under this paragraph (c) or since the Closing Date in the case of the first such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Evertec with the SEC or distributed to its stockholders generally; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this paragraph (d) shall be deemed delivered for purposes of this Agreement when posted to the website of Evertec;

(e) within 75 days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of Evertec and its Subsidiaries, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Evertec, Holdings, the Borrower or any of the Subsidiaries (including without limitation with respect to compliance with the USA PATRIOT Act), or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders);

(h) consolidating information that explains in reasonable detail the differences between the information relating to Evertec and its subsidiaries pursuant to Section 5.04(a), (b) and (c) other than Holdings and its subsidiaries, on the one hand, and the information relating to Holdings and its subsidiaries on a stand alone basis, on the other hand, and if there are any Unrestricted Subsidiaries, setting forth consolidating information for Holdings and its subsidiaries other than Unrestricted Subsidiaries, on the one hand, and Unrestricted Subsidiaries, on the other hand; and

(i) within 10 days of the delivery of financial statements under paragraph (a) above, the amount of total revenue attributable to each jurisdiction in which the Borrower or any of the Subsidiaries operate during the fiscal year covered by such financial statements, and such other information that the Administrative Agent or the Collateral Agent reasonably requests from time to time in order to make determinations in respect of the Agreed Security Principles.

SECTION 5.05. Litigation and Other Notices.

Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the development or occurrence of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws.

Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including the Economic Sanctions Laws), except that the Borrower and its Subsidiaries need not comply with any laws, rules, regulations and orders of any Governmental Authority then being contested by any of them in good faith by appropriate proceedings, and except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections.

Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds.

Use the proceeds of the Loans in the manner set forth in Section 3.12.

SECTION 5.09. Compliance with Environmental Laws.

Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security.

Subject to the Agreed Security Principles:

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that the Collateral Agent may reasonably request, to satisfy the Collateral Requirement and to cause the Collateral Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject in each case to paragraph (g) below. If the Administrative Agent or the Collateral Agent reasonably determines (in consultation with the Borrower) that it is a requirement of applicable law to have appraisals prepared in respect of the Mortgaged Property of any Loan Party that is located in the United States, the Borrower shall provide to the Administrative Agent such appraisals to the extent required by, and in reasonably satisfactory compliance with, any applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

(b) If any asset (other than Real Property which is covered by paragraph (c) below) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $5.0 million is acquired by Holdings, the Borrower or any Subsidiary Loan Party after the Closing Date (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, or (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) will (i) promptly as practicable (and in any event within 60 days of their acquisition) notify the Collateral Agent thereof and (ii) take or cause the Subsidiary Loan Parties to take such actions as shall be reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.10, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Promptly notify the Administrative Agent of the acquisition (which for this clause (c) shall include the improvement of any Real Property that was not Owned Real Property that results in it qualifying as Owned Real Property) of and within 60 days after such acquisition will grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in such Owned Real Property of the Borrower or any such Subsidiary Loan Parties as are not covered by any then-existing Mortgages (other than assets that (i) are subject to permitted secured financing arrangements containing restrictions permitted by Section 6.09(c), pursuant to which a Lien on such assets securing the Obligations is not permitted or (ii) are not required to become subject to the Liens of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents), to the extent acquired after the Closing Date and having a value or purchase price at the time of acquisition in excess of $10 million, pursuant to a Mortgage constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of perfection thereof, record or file, and cause each such Subsidiary Loan Party to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Mortgage, the Borrower shall comply with the Collateral Requirements applicable to Mortgages and Mortgaged Property. With respect to each Mortgage for a Mortgaged Property located in the Commonwealth of Puerto Rico, the Loan Party owning such Mortgaged Property shall, if so requested by the Administrative Agent, execute and deliver in pledge to the Collateral Agent a demand bearer mortgage note in a principal amount equal to 110% of the fair market value of such Mortgaged Property (based on purchase price, appraisal or other valuation method reasonably satisfactory to the Collateral Agent), which mortgage note will be secured by such Mortgage and shall be pledged to the Collateral Agent pursuant to a supplement to the Collateral Agreement, and which mortgage note and supplement to the Collateral Agreement shall be in form and substance satisfactory to the Collateral Agent and accompanied by such other documentation as may be reasonably requested by the Collateral Agent in connection with the recording and filing thereof.

(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Wholly-Owned Subsidiary or is a Subsidiary acquired pursuant to a Permitted Business Acquisition (in each case, other than, at the Borrower’s option, any Immaterial Subsidiary), within ten (10) Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent thereof and, within sixty (60) days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of the Borrower or any Subsidiary Loan Party, subject in each case to paragraph (g) below and Agreed Security Principles.

(e) Following the delivery of information required by Section 5.04(i), deliver such additional guarantee or security agreements and/or take such other action in order to create and/or perfect a security interest in additional property of the Loan Parties or additional Loan Parties in any jurisdiction, as requested by the Administrative Agent or the Collateral Agent in accordance with the Agreed Security Principles, within 60 days of such request (or such later date as is agreed to by the Administrative Agent or the Collateral Agent, consistent with the Agreed Security Principles).

(f) Furnish to the Collateral Agent promptly (and in any event within 30 days after such change) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, (D) in any Loan Party’s jurisdiction of organization or (E) with respect to any Loan Party organized under the laws of Puerto Rico or possessing collateral in Puerto Rico, any change in its location within the meaning of the Uniform Commercial Code as in effect in the Commonwealth of Puerto Rico; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as prior to such change.

(g) The Collateral Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease or any Real Property owned in fee that is not Owned Real Property, (ii) any vehicle, (iii) cash, deposit accounts and securities accounts (it being understood and agreed (1) that the Lien of the Collateral Agent may extend to such assets pursuant to the terms of the Collateral Agreement, but that such Lien need not be perfected to the extent perfection requires any action other than the filing of customary financing statements (and all representations, warranties, covenants and other terms of the Loan Documents with respect to Collateral shall be construed accordingly) and (2) that there shall be no lockbox arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ bank accounts), (iv) any Equity Interests owned on or acquired after the Closing Date (other than, in the case of shareholder agreements or other contractual obligations, (x) Equity

Interests in the Borrower or (y) in the case of any person which is a Wholly-Owned Subsidiary, Equity Interests in such person) in accordance with this Agreement if, and to the extent that, and for so long as doing so would violate applicable law or regulation or a shareholder agreement or other contractual obligation (in each case, after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code in effect in the State of New York and other applicable law or similar provisions in similar codes, statutes or laws in other jurisdictions (the “Anti-Non-Assignment Clauses”)) binding on such Equity Interests, (v) to the extent that, and for so long as, taking such actions would violate applicable law or regulation or, in the case of assets acquired after the Closing Date, an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired after the Closing Date with Indebtedness of the type permitted pursuant to Section 6.01(i) that is secured by a Permitted Lien) permitted by this Agreement, in each case, after giving effect to the Anti-Non-Assignment Clauses, (vi) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Subsidiary), after giving effect to the Anti-Non-Assignment Clauses, other than proceeds and receivables thereof or (vii) those assets as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby. Notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Loan Document, (i) the Administrative Agent may grant extensions of time and/or waive the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense on the terms or by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, and (ii) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and the Agreed Security Principles.

(h) The Borrower shall or shall cause the applicable Subsidiary Loan Party to take such actions set forth on Schedule 5.10(h) within the timeframes set forth for the taking of such actions on Schedule 5.10(h) (or within such longer timeframes as the Administrative Agent shall permit in its reasonable discretion) (it being understood and agreed that all representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the non-completion of such actions until such time as they are completed or required to be completed in accordance with this Section 5.10(h)).

SECTION 5.11. Rating.

Exercise commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Term A Loans and the Term B Loans.

ARTICLE VI

NEGATIVE COVENANTS

Each of Holdings (solely with respect to Section 6.08(b) and Section 6.09) and the Borrower covenants and agrees with each Lender that, on and after the Closing Date, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings (solely with respect to Section 6.08(b) and Section 6.09) and the Borrower will not, and will not permit any of its Subsidiaries to:

SECTION 6.01. Indebtedness.

Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness existing on the Closing Date (provided that any Indebtedness that is in excess of $2.0 million individually or $10.0 million in the aggregate shall only be permitted under this clause (a)(i) to the extent such Indebtedness is set forth on Schedule 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with Holdings, the Borrower or any Subsidiary) and (ii) intercompany Indebtedness existing on the Closing Date; provided that any Indebtedness of the Borrower or a Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements not entered into for speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided, that other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Holdings, the Borrower and the Subsidiaries, (i) Indebtedness of any Subsidiary that is not the Borrower or a Subsidiary Loan Party owing to Holdings, the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04(b) or (bb) and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of the Borrower or any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case outstanding on the Closing Date or otherwise provided in the ordinary course of business (whether or not consistent with past practices) of the Borrower (including, prior to the Closing Date, by Popular for the benefit of the Borrower), including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets after the Closing Date, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (X) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (Y) after giving effect to the incurrence or assumption of such Indebtedness, the Senior Secured Leverage Ratio on a Pro Forma Basis would not exceed 7.00 to 1.00;

(i) mortgage financings and other purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement and Capital Lease Obligations of the Borrower or any Subsidiary, in each case, so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the incurrence or assumption of such Indebtedness, the Senior Secured Leverage Ratio on a Pro Forma Basis would not exceed 7.00 to 1.00;

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of the Borrower or any Subsidiary (other than Evertec Latino) in an aggregate principal amount at any time outstanding that does not exceed the greater of (X) $150 million and (Y) at the time of any incurrence under this paragraph (k), 100% of the EBITDA on a Pro Forma Basis for the Test Period most recently ended;

(l) [Reserved];

(m) Guarantees (i) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not the Borrower or a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(u)), and (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party; provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this paragraph (m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be subordinated to the Obligations to at least the same extent such other Indebtedness is so subordinated;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that in respect of the disposition of any business, assets or a Subsidiary, such Indebtedness shall not exceed the proceeds of such disposition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) other Indebtedness of the Borrower or any Subsidiary so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Total Secured Leverage Ratio on a Pro Forma Basis shall not be greater than 5.50 to 1.00; provided, however that Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is outstanding pursuant to clause (r) shall not at any time exceed $50 million in the aggregate;

(s) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate amount not to exceed at any time outstanding the greater of (X) $40 million and (Y) at the time of any incurrence under this paragraph (s), 4.0% of the Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04;

(t) unsecured Indebtedness constituting obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 90 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees of Holdings, the Borrower or any Subsidiary incurred in the ordinary course of business;

(v) (i) Indebtedness of Subsidiary Loan Parties under local lines of credit in the ordinary course of business and consistent with past practices and (ii) Indebtedness of the Borrower and its Subsidiaries incurred in the ordinary course of business under overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services), in each case, extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders or their Affiliates and (in each case) established for Holdings’, the Borrower’s and the Subsidiaries’ ordinary course of operations;

(w) (i) Specified Prepayment Debt the Net Proceeds of which are applied solely to the prepayment of Loans in accordance with Section 2.12(b) and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(x) [Reserved];

(y) Indebtedness consisting of Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent permitted by Section 6.06;

(z) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the 2010 Merger Transactions, the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(aa) Indebtedness of the Borrower or any Subsidiary to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self insurance arrangements) of Holdings, the Borrower and its Subsidiaries;

(bb) Indebtedness incurred by the Borrower or any Subsidiary Loan Party that is either unsecured or secured by Liens ranking junior to or pari passu with the Liens securing the Obligations and the aggregate principal amount of which does not exceed the Incremental Amount available at the time of such incurrence and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that

(i) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower stating that other than in the case of any such Permitted Refinancing Indebtedness, the Borrower has elected to decrease the Incremental Amount as a result of the incurrence of such Indebtedness as contemplated by the definition of Incremental Amount; and

(ii) (1) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is six months following the then Latest Maturity Date (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (2) the covenants, events of default, guarantees and other terms of such Indebtedness (other than pricing, redemption premiums and maturity), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than those set forth in this Agreement; provided that a certificate of the Chief Financial Officer of the Borrower delivered to the Administrative Agent in good faith at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement;

(cc) [Reserved];

(dd) (x) Indebtedness of joint ventures and/or, without duplication, Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures, of the Borrower or any Subsidiary not in excess, at any one time outstanding, of the greater of (X) $150 million and (Y) at the time of any incurrence pursuant to this paragraph (dd), 100% of the EBITDA on a Pro Forma Basis for the Test Period most recently ended;

(ee) [Reserved];

(ff) Settlement Indebtedness;

(gg) Indebtedness or Disqualified Stock of the Borrower or any Subsidiaries not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 100.0% of the net cash proceeds received by the Borrower from (x) the issuance or sale of its Qualified Equity Interests or (y) a contribution to its common equity by Holdings with the net cash proceeds from the issuance and sale by Holdings of its Qualified Equity Interests or a contribution to its common equity (in each case, other than proceeds from the sale of Equity Interests to, or contributions from, the Borrower or any of its Subsidiaries and other than any proceeds from the Evertec IPO), to the extent such net cash proceeds are not included in the Cumulative Credit, are not used for exercise of the Cure Rights, are not used for purposes of clause (a) of the definition of Capital Expenditures, do not constitute Excluded Contributions, are not included in net proceeds for purposes of Section 6.06(c) and are not used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C);

(hh) Customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(ii) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (hh) above.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

SECTION 6.02. Liens.

Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (provided that any Liens securing Indebtedness in excess of $2.0 million individually or $10.0 million in the aggregate shall only be permitted under this paragraph (a) to the extent such Lien is set forth on Schedule 6.02(a)), and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) (i) Liens securing the Loan Document Obligations and (ii) Liens on Collateral securing Indebtedness permitted by Section 6.01(b), (c), (v)(i) (provided that such Lien only applies to the property or assets of the applicable obligors under such facility), (v)(ii) or (bb); provided that the Liens permitted by clause (ii) shall be either (A) pari passu with the Liens securing the Loan Document Obligations and subject to the First Lien Intercreditor Agreement or (B) Junior Liens;

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder and require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) such Lien is not created in contemplation of or in connection with such acquisition;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) outstanding on the Closing Date or incurred in the ordinary course of business (whether or not consistent with past practices), including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings, the Borrower or any Subsidiary;

(i) Liens securing Indebtedness and Permitted Refinancing Indebtedness permitted by Section 6.01(i) (in each case limited to the assets financed with such Indebtedness and any accessions thereto and the proceeds and products thereof and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Sections 6.01(i));

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds and products thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings;

(l) Liens not securing borrowed money disclosed by the title insurance policies, title opinions or equivalent foreign documentation delivered pursuant to Section 5.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of Holdings, the Borrower and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing Indebtedness of a Subsidiary that is not a Loan Party permitted under Section 6.01;

(u) other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that (i) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, and (iii) if such Liens extend to all or any portion of the Collateral, such Liens shall be Junior Liens;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(aa) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb) Liens in favor of the Borrower or any Subsidiary Loan Party; provided, that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in the form and substance reasonably satisfactory to the Administrative Agent;

(cc) Liens securing Specified Prepayment Debt permitted by Section 6.01(w) and any Permitted Refinancing Indebtedness in respect thereof; provided that, (i) if such Liens are (or are intended to be) junior to the Liens securing the Obligations, such Liens shall be Junior Liens and (ii) if such Liens are (or are intended to be) pari passu with the Liens securing the Obligations, such Liens shall be Other First Liens;

(dd) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $90.0 million; provided that if such Liens extend to all or any portion of the Collateral, such Liens shall be Junior Liens;

(ee) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Subsidiary;

(ff) Liens on cash and Permitted Investments on deposit with Lenders and Affiliates of Lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with Holdings, the Borrower or any of its Subsidiaries;

(gg) [Reserved];

(hh) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code in effect in the State of New York or similar provisions in similar codes, statutes or laws in other jurisdictions on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(ii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(jj) Settlement Liens;

(kk) [Reserved];

(ll) non-consensual Liens (not incurred in connection with borrowed money) on equipment of the Borrower or any of its Subsidiaries granted in the ordinary course of business to the Borrower’s or such Subsidiary’s client at which such equipment is located;

(mm) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(nn) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business.

Notwithstanding anything to the contrary, no Loan Party shall create, incur, assume or permit to exist any Lien pursuant to clauses (b), (u), (x) (to the extent securing borrowed money), (cc) or (dd) of this Section 6.02 (other than Liens securing Indebtedness not in excess of $30.0 million in the aggregate) on any property or assets of such Loan Party a security interest in which is not granted to secure the Obligations or a security interest therein to secure the Obligations is not perfected or not first priority due to operation of the Agreed Security Principles.

SECTION 6.03. Sale and Lease-Back Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell, transfer or otherwise dispose of any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned (i) by the Borrower or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (ii) by any Subsidiary that is not a Subsidiary Loan Party regardless of when such property was acquired and (b) with respect to any property owned by the Borrower or any Subsidiary Loan Party, (i) if at the time the lease in connection therewith is entered into, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the entering into of such lease, the Borrower shall be in Pro Forma Compliance, and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Subsidiary Loan Party as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.12(b); provided, further, that the Borrower or the applicable Subsidiary Loan Party shall receive at least fair market value (as determined by the Borrower in good faith) for any property disposed of in any Sale and Lease-Back Transaction pursuant to clause (a)(i) or (b) of this Section 6.03 (as approved by the Board of Directors of Evertec, Holdings or the Borrower in any case of any property with a fair market value in excess of $20 million).

SECTION 6.04. Investments, Loans and Advances.

Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the Transactions;

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided, that the aggregate amount at any time outstanding of (A) Investments made after the Closing Date by the Borrower or any Subsidiary Loan Party pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, (B) intercompany loans made after the Closing Date by the Borrower or any Subsidiary Loan Party to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii) and (C) Guarantees after the Closing Date by the Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii) shall not exceed at any time outstanding (1) the greater of (X) $80 million and (Y) at the time of any incurrence under this clause (1), 8.0% of the Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, plus (2) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this paragraph (b); provided further, that notwithstanding the foregoing, Investments made after the Closing Date by the Borrower or any Subsidiary Loan Party in Evertec Latino are not subject to the limitations set forth in the preceding provision (and shall not be a use of any basket described herein) as long as such Investments are made in the ordinary course of business and consistent with past practice;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05 (other than Section 6.05(g));

(e) loans and advances to officers, directors, employees or consultants of Holdings, the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $15 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings, the Borrower or any Parent solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements that are not entered into for speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date consisting of intercompany loans or as set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this paragraph (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), and (s);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of (X) $150 million and (Y) at the time of any Investment pursuant to this paragraph (j), 100% of the EBITDA on a Pro Forma Basis for the Test Period most recently ended (plus any returns actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that if any Investment pursuant to this paragraph (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (j) for so long as such person continues to be a Subsidiary Loan Party;

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 6.04 or Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(n) acquisitions by the Borrower of obligations of one or more officers or other employees of any Parent, Holdings, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of Holdings or any Parent;

(q) [Reserved];

(r) Investments consisting of Restricted Payments permitted by Section 6.06;

(s) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(t) [Reserved];

(u) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(v) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(w) Investments by the Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of Holdings, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 6.06 for all purposes of this Agreement);

(x) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(y) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(z) Investments received substantially contemporaneously in exchange for Qualified Equity Interests of Holdings, the Borrower or any Parent Entity; provided that such Investments are not included in any determination of the Cumulative Credit;

(aa) Investments in joint ventures not in excess of $100 million in the aggregate at any time outstanding (plus any returns actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (aa)); provided that if any Investment pursuant to this paragraph (aa) is made in any person that is not a Subsidiary of Holdings at the date of the making of such Investment and such person becomes a Subsidiary Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (aa) for so long as such person continues to be a Subsidiary Loan Party;

(bb) any Investment (i) deemed to exist as a result of a Subsidiary that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note), and (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of Holdings, the Borrower and the Subsidiaries;

(cc) Investments in a Similar Business in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the greater of (X) $100 million and (Y) at the time of any Investment pursuant to this paragraph (cc), 10.0% of the Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any returns actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (cc)); provided that if any Investment pursuant to this paragraph (cc) is made in any person that is not a Subsidiary of Holdings at the date of the making of such Investment and such person becomes a Subsidiary Loan Party after such date, such Investment shall thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (cc) for so long as such person continues to be a Subsidiary Loan Party; and

(dd) Investments arising in the ordinary course of business as a result of any Settlement, including Investments in and of Settlement Assets.

Any Investment in any person other than the Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions.

Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) Sale and Lease-Back Transactions permitted by Section 6.03;

(d) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(e) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(f) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that (1) no Default or Event of Default exists or would result therefrom, (2) immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, and (3) the Net Proceeds thereof are applied in accordance with Section 2.12(b);

(g) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving entity, as applicable;

(h) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(i) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(j) [Reserved];

(k) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $20 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $50 million, such exchange shall have been approved by at least a majority of the Board of Directors of Evertec, Holdings or the Borrower; provided, further, that (A) no Default or Event of Default exists or would result therefrom, (B) immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, and (C) the Net Proceeds, if any, thereof are applied in accordance with Section 2.12(b);

(l) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and its Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(m) [Reserved]; and

(n) any disposition in the ordinary course of business, including disposition in connection with any Settlement, dispositions of Settlement Assets, Merchant Agreements and dispositions of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements.

Notwithstanding anything to the contrary contained above in this Section 6.05, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties or pursuant to Section 6.05(d)) unless such disposition is for fair market value (as determined in good faith by the Borrower) and (ii) no sale, transfer or other disposition of assets in excess of $10 million shall be permitted by paragraph (a), (c) or (f) of this Section 6.05 (except to Loan Parties) unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (ii), (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) the Borrower or any Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this paragraph (c) that is at that time outstanding, not to exceed, at the time of receipt of such consideration, 3.75% of the Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such receipt for which financial statements have been delivered pursuant to Section 5.04 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (d) with respect to any lease of assets by the Borrower or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Borrower) where the payment consideration is at least 75% cash consideration shall, in each case, be deemed to be cash. To the extent any Collateral is sold or disposed of in a transaction expressly permitted by this Section 6.05 to any person other than the Borrower or any Subsidiary Loan Party, such Collateral shall be sold or disposed of free and clear of the Liens created by the Loan Documents (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by the Borrower or such Subsidiary Loan Party will not be so released), and the Administrative Agent shall take, and is hereby authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

SECTION 6.06. Restricted Payments.

Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) (x) the Borrower may make Restricted Payments in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any Parent whether or not consummated, (iii) franchise taxes and similar taxes, fees or expenses, in connection with the maintenance of its (and any Parent’s) existence, (iv) payments permitted by Section 6.07(b) (other than clauses (vii), (xxii)(2) and (xxiv) thereof), and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings or any Parent, in each case in order to permit Holdings or any Parent to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to Holdings, the Borrower and its Subsidiaries;

(c) the Borrower may make Restricted Payments to Holdings or any Parent the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent, Holdings, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year (1) $15 million, plus (2) (x) the amount of net proceeds contributed to Holdings that were received by Holdings or any Parent during such calendar year from sales of Equity Interests of Holdings or any Parent to directors, consultants, officers or employees of Holdings, any Parent, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements, and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year which, if not used in any year, may be carried forward to any subsequent calendar year, subject, with respect to unused amounts from clause (1) of this proviso that are carried forward, to an overall limit in any fiscal year of $25 million; and provided, further, that cancellation of Indebtedness owing to Holdings, the Borrower or any Subsidiary from members of management of Holdings, any Parent, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Restricted Payments may be made in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no Default or Event of Default shall exist or shall result therefrom;

(f) the Borrower may make Restricted Payments to Holdings or any Parent in an amount necessary to enable Holdings or Parent to pay taxes of a consolidated, combined, unitary or affiliated tax group of which the Holdings, the Borrower and the Subsidiaries are members (“Parent group”) to the extent such taxes attributable to the operations of the Borrower and the Subsidiaries, provided that the amount of such Restricted Payments shall not exceed the lesser of (i) the tax liabilities that the Borrower and the Subsidiaries would be required to pay in respect of such taxes were the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers less any tax payable directly by the Borrower or any Subsidiary or (ii) the actual liabilities of the Parent group less any tax payable directly by the Borrower or any Subsidiary; provided further, any Restricted Payment made by the Borrower with respect to tax attributable to any Unrestricted Subsidiary shall be limited to the actual payment of tax made by such Unrestricted Subsidiary directly or indirectly to the Borrower;

(g) the Borrower may make Restricted Payments to Holdings, the Borrower or any Parent to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) the Borrower may make Restricted Payments to Holdings or any Parent so that Holdings or any Parent may make Restricted Payments to its equity holders in an amount equal to $7.0 million per annum; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(i) the Borrower may make additional Restricted Payments, after the Closing Date, in an aggregate amount with all other Restricted Payments made pursuant to this Section 6.06(i) not to exceed $70.0 million; provided that no Default or Event of Default shall exist or shall result therefrom;

(j) the Borrower may make Restricted Payments to Holdings or any Parent to finance any Investment permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary Loan Party (or, to the extent permitted by Section 6.04, a Subsidiary) or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(k) the payment of Restricted Payments within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Section 6.06;

(l) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Subsidiaries issued or incurred in accordance with Section 6.01;

(m) Restricted Payments that are made with Excluded Contributions; and

(n) Restricted Payments in amounts required for any direct or indirect parent of the Borrower to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the common equity of Borrower and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower incurred in accordance with Section 6.01.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of Holdings in a transaction involving aggregate consideration in excess of $20 million or make payment of, monitoring, consulting, management, transaction, advisory or similar fees to any Sponsor, unless such transaction is (i) otherwise required under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is so determined and approved by a majority of the Disinterested Directors of the Board of Directors of Evertec, Holdings or the Borrower.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of Qualified Equity Interests, or other payments, awards or grants in cash, Qualified Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or of the Borrower;

(ii) loans or advances to employees or consultants of Holdings, any Parent, the Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among Holdings, the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent, to the portion of such fees and expenses that are allocable to Holdings, the Borrower and its Subsidiaries);

(v) subject to the limitations set forth in Section 6.07(b)(xiv), if applicable, transactions pursuant to agreements and arrangements in existence on the Closing Date or any amendment thereto to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower) and other transactions, agreements and arrangements described on Schedule 6.07 (provided that any transactions involving aggregate consideration in excess of $5 million shall only be permitted under this clause (v) to the extent such transaction is described on Schedule 6.07), and any amendment thereto or similar transactions, agreements or arrangements entered into by Holdings, the Borrower or any of the Subsidiaries to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower);

(vi) (A) any employment agreements entered into by Holdings, the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity);

(viii) any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Collateral Agent on behalf of the Lenders pursuant to the Collateral Agreement;

(ix) payments by the Borrower or any of the Subsidiaries to any Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of the Disinterested Directors of the Borrower, in good faith;

(x) transactions with Wholly-Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that (i) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(xii) if applicable, the payment of all fees, expenses, bonuses and awards related to the 2010 Merger Transactions and Transactions, including fees to the Sponsor;

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xiv) [Reserved];

(xv) [Reserved];

(xvi) [Reserved];

(xvii) [Reserved];

(xviii) [Reserved];

(xix) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xx) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xxi) transactions between Holdings, the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any Parent, provided, however, that (A) such director abstains from voting as a director of the Borrower or such Parent, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of Holdings, the Borrower for any reason other than such director’s acting in such capacity;

(xxii) transactions permitted by, and complying with, the provisions of (1) Section 6.04(b), 6.04(h), 6.04(n), 6.04(w) or 6.05(b) or (2) Section 6.06;

(xxiii) transactions undertaken in good faith (in the reasonable opinion of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower, Holdings and the Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to Holdings, the Borrower and the Subsidiaries);

(xxiv) investments by the Sponsor in securities of Holdings, the Borrower or any of the Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the outstanding issue amount of such class of securities;

(xxv) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; and

(xxvi) transactions with Popular, Inc. and its Affiliates contemplated under any contract or agreement as in effect as of the Closing Date and described on Schedule 6.07, any service addendum, statement of work or any written instructions entered into from time to time to provide services pursuant to the MSA and any service riders entered into from time to time to provide optional services pursuant to the Amended and Restated ATH Network Participation Agreement dated as of September 30, 2010 between the Borrower and Popular, and any amendment thereto or similar agreements which may be entered into from time to time thereafter; provided, however, any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xxvi) to the extent that (x) such amendment or similar agreements are entered into in the ordinary course of business, (y) the terms of any such amendment or similar agreements are on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (z) the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreements are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date.

SECTION 6.08. Business of Holdings, the Borrower and the Subsidiaries.

Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than: (a) in the case of the Borrower or any Subsidiary, any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto; and (b) in the case of Holdings, (i) ownership of the Equity Interests in the Borrower, together with activities directly related thereto; (ii) performance of its obligations under and in connection with the Loan Documents, the 2010 Merger Agreement and the other agreements contemplated by the 2010 Merger Agreement; (iii) issuance of Equity Interests; (iv) as otherwise required by law; and (v) holding any cash received in accordance with the terms hereof and investing such proceeds in Permitted Investments. Holdings shall (x) own no assets other than the Equity Interests of the Borrower, its books and records, deposit accounts of Holdings, all cash deposits held therein, and cash paid to Holdings in accordance with the terms hereof, (y) incur no Indebtedness for borrowed money other than guarantees of Indebtedness of the Borrower and Subsidiaries permitted hereunder and (z) grant no Lien on any of its assets other than Liens created pursuant to the Loan Documents and ordinary course Liens incurred under customary deposit account agreements entered into by Holdings with respect to deposit accounts.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness of the Borrower or any Subsidiary that is expressly subordinate to the Obligations or any Indebtedness that refinances the foregoing pursuant to subclause (A) below (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings with (1) Permitted Refinancing Indebtedness permitted by Section 6.01 and/or (2) Indebtedness constituting Permitted Refinancing Indebtedness other than in respect of clause (d) of the definition of “Permitted Refinancing Indebtedness,” so long as such Indebtedness is secured by a Junior Lien permitted by Section 6.02, (B) payments of regularly scheduled interest and fees due thereunder, other non-accelerated and non-principal payments thereunder, scheduled payments thereon necessary to avoid the Junior Financing to constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and payment of principal on the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings or any Parent Entity from the issuance, sale or exchange by Holdings or any Parent Entity of Qualified Equity Interests made within twelve months prior thereto, (D) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Stock) of Holdings or to Equity Interests of any Parent Entity, and (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed (x) $55 million plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(E), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be applied; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing that constitutes Material Indebtedness or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by Holdings, the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Sections 6.01(k) or 6.01(r) or Permitted Refinancing Indebtedness in respect thereof, in each case, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Loan Documents;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Holdings, the Borrower or any Subsidiary so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings, the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of Holdings, the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) [Reserved];

(R) restrictions contained in any agreements related to a Project Financing;

(S) restrictions in Specified Prepayment Debt so long as such restrictions are not more onerous, taken as a whole, to Holdings, the Borrower and its Subsidiaries (as determined in good faith by the Borrower) than the terms of this Agreement; or

(T) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements,

refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (S) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.10. Financial Performance Covenant.

With respect to Term A Loans and Revolving Facility Loans only, permit the Senior Secured Leverage Ratio on the last day of any fiscal quarter (beginning with the first full fiscal quarter ending after the Closing Date) to exceed 6.60 to 1.00; provided that, solely with respect to Revolving Facility Loans, the provisions of this Section 6.10 shall not be applicable with respect to any such last day if on such day the Outstanding Amount of Revolving Facility Loans and Swing Line Loans and the aggregate Outstanding Amount of the L/C Obligations (excluding such Outstanding Amount of the L/C Obligations with respect thereto that have been cash collateralized at 102% of the maximum amount available to be drawn thereunder) is equal to or less than 30% of the Revolving Facility Commitments of all Revolving Facility Lenders.

SECTION 6.11. [Reserved].

SECTION 6.12. No Other “Designated Senior Debt”.

Designate, or permit the designation of, any Indebtedness as “Designated Senior Debt” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any indenture governing any senior subordinated notes permitted to be incurred hereunder that constitute Material Indebtedness other than (a) the Obligations under this Agreement and the other Loan Documents, (b) any Permitted Refinancing Indebtedness thereof and (c) any series of Other First Lien Debt.

SECTION 6.13. Changes in Fiscal Year.

Permit the fiscal year of the Borrower to end on a day other than December 31; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to end on any other day reasonably acceptable to the Administrative Agent, in which either case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default.

In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by Holdings or the Borrower of any covenant, condition or agreement contained in 5.01(a), 5.05(a) or 5.08 or in Article VI; provided further that any Event of Default under Section 6.10 shall not constitute an Event of Default with respect to the Term B Loans (unless Term A Loans and Revolving Facility Loans have been accelerated and the Revolving Facility Commitments have been terminated);

(e) default shall be made in the due observance or performance by the Borrower or any other Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $50 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) Holdings or any of its Subsidiaries shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject Holdings or any of its Subsidiaries to tax; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to Holdings, the Borrower and the other Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by Holdings, the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Subsidiaries or the application thereof, or except from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or (iii) any Guarantee Agreement shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); or

(m) there shall have occurred an “EVERTEC Change of Control” (as defined in the MSA) that results in the termination of the MSA by Popular and Banco Popular de Puerto Rico in accordance with the terms of Section 1.31 thereof;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders (or, in the case of an Event of Default under Section 6.10, by the Majority Covenant Lenders), shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(g); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(g), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Right to Cure.

Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the Financial Performance Covenant as of the last day of any fiscal quarter, at any time after such last day until the day that is 20 days after the date the certificate calculating the Financial Performance Covenant for such fiscal quarter is required to be delivered pursuant to

Section 5.04(c), any Parent Entity and/or Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of any Parent Entity and/or Holdings (collectively, the “Cure Right”), which cash shall be contributed as common equity to the Borrower (such contributed amount, the “Cure Amount”), such Financial Performance Covenant shall be recalculated by increasing EBITDA with respect to such fiscal quarter and any four-quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement (including any “baskets” or the Pricing Grid), by an amount equal to the Cure Amount; provided, that, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) no more than five Cure Rights will be exercised in the aggregate during the term of this Agreement, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and (iv) for the avoidance of doubt, in recalculating the Financial Performance Covenant by increasing EBITDA as set forth above, there shall be no pro forma effect given to any reduction of Indebtedness with the Cure Amount in such recalculation of the Financial Performance Covenant. If, after giving effect to the adjustments in this paragraph, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Appointment.

(a) Each Lender and each L/C Issuer hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders and the L/C Issuers hereby grants to the Collateral Agent any powers of attorney required to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or L/C Issuer’s behalf. Each Lender and each L/C issuer hereby authorizes the Administrative Agent to file, on its behalf, with the Puerto Rico Treasury Department periodic filings relating to the Facilities as and to the extent required by or advisable to comply with Section 1063.07 of the Internal Revenue Code of 2011 of Puerto Rico (the “Puerto Rico Filings”) of certain of the Borrower’s information provided by the Borrower hereunder. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or any L/C Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

SECTION 8.02. Delegation of Duties.

Each Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 8.03. Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number of percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents, or as such Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 7.01 and 9.08), provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.08), (ii) in connection with making the Puerto Rico Filings on behalf of each Lender as authorized by such Lender under Section 8.01(a) hereof or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by the Borrower, a Lender or an L/C Issuer.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 8.04. Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in, and shall not incur any liability for, relying upon, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person or persons, and shall not incur any liability for relying thereon. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

SECTION 8.05. Notice of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

SECTION 8.06. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders.

Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the any Agent hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender, the Swingline Lender or any L/C Issuer. Each Lender, the Swingline Lender and each L/C Issuer represents to such Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and other Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Loan Party that may come into the possession of any Agent any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 8.07. Indemnification.

The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have terminated, in accordance the Revolving Facility Commitments in effect immediately prior to such termination) held on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents, or any documents (including any intercreditor agreement) contemplated by or referred to herein or therein, the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing, including any action or inaction taken by the Administrative Agent in making the Puerto Rico Filings; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agents in their Individual Capacity.

Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Loan Party as though such persons were not an Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent in their individual capacities.

SECTION 8.09. Successor Agents.

Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower so long as no Event of Default under Section 7.01(h) or (i) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by JPMorgan as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender. The retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations under the Loan Documents. Upon such resignation, JPMorgan shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make LIBOR Daily Floating Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.05(c)).Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 8.10. Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 8.11. Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Article II or Section 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the

L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

SECTION 8.12. Collateral and Guaranty Matters.

The Lenders and the L/C Issuer irrevocably authorize the Collateral Agent, at its option and in its discretion, (a) to release (i) any Guarantor from its obligations under the Guarantee Agreement and (ii) any Lien on any property granted to or held by the Collateral Agent under any Loan Document if approved, authorized or ratified in writing in accordance with Section 9.08, or pursuant to Section 9.18, and (b) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or (j). Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release a Guarantor from the Guarantee Agreement or its interest in particular types or items of property in accordance with this Section. The Lenders and the L/C Issuer irrevocably agree that (x) the Collateral Agent may, without any further consent of any Lender, enter into or amend (i) the First Lien Intercreditor Agreement and/or (ii) any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Junior Lien on the Collateral that is permitted under this Agreement, (y) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties.

SECTION 8.13. Additional Agents.

None of the Additional Agents shall have any duties or responsibilities hereunder in its capacity as such, but shall be entitled to the indemnities and exculpatory provisions of the Administrative Agent set forth in Section 8.03, 8.06, 8.07 and 8.08 as if such provisions referred to the Additional Agents mutatis mutandis. The Additional Agents are express third party beneficiaries of the Loan Documents to the extent applicable.

SECTION 8.14. Intercreditor Agreements and Collateral Matters.

The Lenders hereby agree that JPMorgan (and any successor Collateral Agent under the Security Documents) shall be permitted to serve as Collateral Agent for both the Secured Parties and the Other First Lien Secured Parties under the Security Documents and the First Lien Intercreditor Agreement. Each Lender hereby consents to JPMorgan and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against JPMorgan, or any such successor, arising from the role of the Collateral Agent under the Security Documents or the First Lien Intercreditor Agreement so long as the Collateral Agent is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.

SECTION 8.15. Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender, Swingline Lender or L/C Issuer an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.18(a) or (c), each Lender, Swingline Lender and L/C Issuer shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender, Swingline Lender or L/C Issuer for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender, Swingline Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender, Swingline Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, Swingline Lender or L/C Issuer under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.15. The agreements in this Section 8.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, Swingline Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices or communications (i) sent to an e-mail address shall be deemed received when delivered and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it and maintaining its copies of such documents.

SECTION 9.02. Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and notwithstanding that the Administrative Agent, the L/C Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Obligation or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.16, 2.18, 8.07 and 9.05) shall survive the payment in full of the principal and interest hereunder, any assignment of rights by, or the replacement of, a Lender, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03. Effectiveness.

This Agreement shall become effective when it shall have been executed by the parties hereto and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Indemnitees and their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each L/C Issuer and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided, that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; provided, further that notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within ten (10) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the L/C Issuer and the Swingline Lender; provided, that no consent of the L/C Issuer and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million in the case of Term Loans (and shall be in an amount of an integral multiple thereof) and (y) $5.0 million in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if required by the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.18;

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(E) no assignment to Evertec or any of its subsidiaries or to a natural person shall be permitted; and

(F) if the assignment is to any Affiliated Lender or a person that upon effectiveness of such assignment would be an Affiliated Lender, such Affiliated Lender shall, as a condition to such assignment, give notice to the Administrative Agent in the form of Exhibit F-2 pursuant to which such Affiliated Lender shall waive any right to bring any action (in its capacity as a Lender) in connection with such Term Loans against any Agent, in its capacity as such.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05 (subject to the limitations and requirements of those Sections). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the L/C Issuer and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Lender (with respect to such Lender’s own interests only), the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in clause (b)(ii)(B) of this Section and any written consent to such assignment required by clause (b)(i) of this Section, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c) (i) Any Lender, the L/C Issuer or the Swingline Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s, L/C Issuer’s or Swingline Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i), (ii) or (iii) of the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default other than any payment Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, at its expense and upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(a). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit B, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding anything to the contrary herein, no assignment may be made or, to the extent a list of Ineligible Institutions has been made available to all Lenders, participation sold to an Ineligible Institution. Notwithstanding anything to the contrary contained herein, neither the Administrative Agent nor any Additional Agent shall have any responsibility or liability for monitoring the list of or processing assignments to Ineligible Institutions or compliance with the terms of any of the provisions set forth herein with respect to Ineligible Institutions.

(i) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Non-Debt Fund Affiliate; provided that:

(A) no Default or Event of Default has occurred or is continuing or would result therefrom;

(B) the assigning Lender and Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit F-1 hereto (a “Non-Debt Fund Affiliate Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(C) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Facility Commitments or Revolving Facility Loans to any Non-Debt Fund Affiliate;

(D) no Term Loan may be assigned to a Non-Debt Fund Affiliate pursuant to this Section 9.04(i) if, after giving effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own Term Loans with a principal amount in excess of 30% of the principal amount of all Term Loans then outstanding; and

(E) the Non-Debt Fund Affiliate purchasing such Term Loans represents and covenants as of the date of any assignment to such Non-Debt Fund Affiliate that it does not have any material non-public information with respect to the Borrower that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any assignment pursuant to this Section 9.04(i) or (ii) to the market price of the Term Loans.

Non-Debt Fund Affiliates will be subject to the restrictions specified in Section 9.22.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or, with respect to the Administrative Agent and the Collateral Agent, in connection with the syndication of commitments or administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including expenses incurred in connection with due diligence, the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers, and the reasonable fees, charges and disbursements of one local counsel per jurisdiction, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents or any Lender in connection with the enforcement of this Agreement and the other Loan Documents in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Agents and the Joint Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction and one additional counsel for the affected persons, taken as a whole, to the extent of any actual conflict of interest).

The Borrower agrees to indemnify the Agents, the Additional Agents, each L/C Issuer, each Lender, each of their respective Affiliates and each of their respective directors, partners, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to one counsel to the Agents and their Related Parties and one local counsel to the Agents and their Related Parties in each applicable jurisdiction and, solely in the event of an actual conflict of interest, one additional counsel in each applicable material jurisdiction to the other Indemnitees) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of or otherwise relating to the Transactions and the other transactions contemplated hereby and the administration of the Loan Documents, including any required filings with the Puerto Rico Treasury Department, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee (for purposes this proviso only, each Agent, each Additional Agent, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties (other than advisors), shall be treated as a single Indemnitee) or (2) any material breach of any Loan Document by such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to one counsel to the Agents and their Related Parties and one local counsel to the Agents and their Related Parties in each applicable jurisdiction and, solely in the event of an actual conflict of interest, one additional counsel in each applicable material jurisdiction to the other Indemnitees) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings or any of its subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property currently or formerly owned, operated or leased by any of them; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties (for purposes this proviso only, each Agent, each Additional Agent, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties (other than advisors), shall be treated as a single Indemnitee) or (2) any material breach of any Loan Document by such Indemnitee. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Sponsor, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Additional Agent, any L/C Issuer or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(b) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.18, this Section 9.05 shall not apply to Taxes, except Taxes that represent damages or losses resulting from a non-Tax claim.

(c) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

(e) All amounts due under this Section shall be payable as promptly as practicable.

SECTION 9.06. Right of Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such L/C Issuer to or for the credit or the account of Holdings, the Borrower or any Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each L/C Issuer under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such L/C Issuer may have.

SECTION 9.07. Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of any Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the L/C Issuer may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Sections 2.22, 2.23, 2.25 and 6.13, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Administrative Agent (and consented to by the Required Lenders or, in the case of a waiver of the Financial Covenant, the Majority Covenant Lenders or, in the case of an amendment or modification of the Financial Covenant as it applies to any Facility, the Majority Lenders of such Facility) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Obligation, extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date or reduce the premium payable in the event of a Repricing Transaction, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) (x) increase or extend the Commitment of any Lender or (y) decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender

(which, notwithstanding the foregoing, in the case of clause (y), such consent of such Lender shall be the only consent required hereunder to make such modification) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term Loan Installment Date, reduce the amount due on any Term Loan Installment Date, or extend any date on which payment of interest on any Loan or any L/C Obligation or any Fees is due, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv) amend the provisions of Section 4.02 of the Collateral Agreement, or any analogous provision of any other Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) reduce the voting rights of any Lender under this Section 9.08 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of such Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release all or substantially all of the value of the guarantees by the Subsidiary Loan Parties under the Guarantee Agreements, unless, in each case, to the extent sold or otherwise disposed of in a transaction permitted by this Agreement or the other Loan Documents, without the prior written consent of each Lender; or

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment required by Section 2.12 so long as the application of any prepayment still required to be made is not changed);

provided, further, that (A) no such amendment shall amend, modify or otherwise affect the rights or duties of any Agent, Swingline Lender or an L/C Issuer hereunder without the prior written consent of such Agent, Swingline Lender or such L/C Issuer acting as such at the effective date of such amendment, as applicable and (B) no amendment, waiver or consent shall amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 4.01 without the written consent of the Majority Lenders under such Revolving Facility (it being understood that (i) amendments, modifications or waivers of any other provision of any Loan Document, including any representation or warranty, any covenant or any Default or Event of Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.01 have been satisfied regardless of whether the Majority Lenders under the Revolving Facility shall have consented to such amendment, modification or waiver and (ii) such consent of the Majority Lenders under the applicable Revolving Facility shall be the only consent required hereunder to make such modifications to the conditions precedent set forth in Section 4.01 for extensions of credit under the Revolving Facility). Notwithstanding the foregoing, no consent of any Defaulting Lender shall be required for any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender unless such waiver, amendment or modification by its terms would affect such Defaulting Lender differently than other Affected Lenders. The Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and no principal or interest owing to any Defaulting Lender may be reduced, or the date on which payment of such principal or interest is due extended, without the consent of such Lender. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender.

(c) Without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include the Other First Lien Secured Parties in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement in all cases subject to the Agreed Security Principles or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Required Lenders or Majority Lenders.

(e) Notwithstanding the foregoing, this Agreement may be amended with the written consent of Holdings, the Borrower, the Administrative Agent and the Lenders providing the relevant Replacement Term A Loans (as defined below) to permit the refinancing of all outstanding Term A Loans (“Replaced Term A Loans”) with one or more replacement term loan tranche(s) hereunder (“Replacement Term A Loans”) provided that (a) the aggregate principal amount of such Replacement Term A Loans shall not exceed the aggregate principal amount of such Replaced Term A Loans, (b) the Applicable Margin for such Replacement Term A Loans shall not be higher than the Applicable Margin for such Replaced Term A Loans, (c) the weighted average life to maturity of such Replacement Term A Loans shall not be shorter than the weighted average life to maturity of such Replaced Term A Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term A Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term A Loans than, those applicable to such Replaced Term A Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term A Loans in effect immediately prior to such refinancing.

(f) Notwithstanding the foregoing, this Agreement may be amended with the written consent of Holdings, the Borrower, the Administrative Agent and the Lenders providing the relevant Replacement Term B Loans (as defined below) to permit or the refinancing of all outstanding Term B Loans (“Replaced Term B Loans”) with one or more replacement “B” term loan tranche(s) hereunder (“Replacement Term B Loans”), provided that (a) the aggregate principal amount of such Replacement Term B Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term B Loans shall not be higher than the Applicable Margin for such Replaced Term B Loans, (c) the weighted average life to maturity of such Replacement Term B Loans shall not be shorter than the weighted average life to maturity of such Replaced Term B Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term B Loans than, those applicable to such Replaced Term B Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(g) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Holdings, the Borrower and the Administrative Agent to the extent necessary (A) to integrate any Incremental Term Loan Loans, any Incremental Revolving Loans, any Refinancing Term Loans or any Replacement Revolving Loans on substantially the same basis as the Term Loans or Revolving Facility Loans, as applicable, (B) to integrate any Other First Lien Debt or (C) to cure any ambiguity, omission, defect or inconsistency.

(h) Notwithstanding the foregoing, this Agreement may be amended, with the written consent of each Revolving Facility Lender, the Administrative Agent, Holdings and the Borrower to the extent necessary to integrate any Alternative Currency.

SECTION 9.09. Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement.

This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto and the Indemnitees any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability.

In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or federal court of the United States of America sitting in New York City in the borough of Manhattan, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than as expressly set forth in other Loan Documents), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the Loan Parties that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or set-off, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) By the execution and delivery of this Agreement, each Loan Party (i) acknowledges that it has, by separate written instrument, designated and appointed CT Corporation System, with an office at 111 Eighth Avenue, New York, New York 10011 (“CT”) (and any successor entity), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement that may be instituted in New York Courts, and acknowledges that CT has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding and (iii) agrees that service of process upon CT and written notice of said service to any Loan Party in accordance with the manner provided for notices in Section 9.01 shall be deemed in every respect effective service of process upon such Loan Party, in any such suit or proceeding. Each Loan Party further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of CT in full force and effect so long as this Agreement is in effect; provided that each Loan Party, with respect to such Loan Party, may and to the extent CT ceases to be able to be served on the basis contemplated herein shall, by written notice to the Administrative Agent, designate such additional or alternative agent for service of process under this paragraph (c) that (i) maintains an office located in the Borough of Manhattan, City of New York, State of New York and (ii) is either (x) counsel for the Borrower or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business. Such written notice shall identify the name of such agent for service of process and the address of the office of such agent for service of process in the Borough of Manhattan, City of New York, State of New York. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court of (i) any jurisdiction in which it owns or leases property or assets, (ii) the United States or the State of New York or (iii) the Commonwealth of Puerto Rico or any political subdivision thereof or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property and assets or this Agreement or any of the other Loan Documents or actions to enforce judgments in respect of any thereof, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under the above-referenced documents, to the extent permitted by law. Nothing in this Agreement, any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality.

Each of the Lenders, each L/C Issuer and each of the Agents agrees that it shall maintain in confidence any information relating to any Parent, Holdings, the Borrower and any Subsidiary furnished to it by or on behalf of any Parent, Holdings, the Borrower or any Subsidiary (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or (c) was or becomes available to such Lender, such L/C Issuer or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to any Parent, Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its affiliates, directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, (C) in order to enforce its rights under any Loan Document in a legal proceeding, (D) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or terms substantially similar to this Section), (E) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section), (G) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed to maintain the confidentiality of such Information and (H) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans on a confidential basis.

SECTION 9.17. Platform; Borrower Materials.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks®, SyndTrak® or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Evertec, any of its subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Evertec, any of its subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.18. Release of Liens, Guarantees and Pledges.

In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any Equity Interests or assets to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Loan Party will not be so released) and each Agent shall promptly (and the Lenders hereby authorize each Agent to) take such action and execute any such documents as may be reasonably requested by Holdings, the Borrower or the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction not prohibited by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, such Subsidiary Loan Party’s obligations under the Loan Documents shall be automatically terminated and each Agent shall promptly (and the Lenders hereby authorize each Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under the Loan Documents. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefor has been made) are paid in full, all Commitments have been terminated and all Letters of Credit have been terminated or expired (excluding such Letters of Credit that have been cash collateralized or backstopped pursuant to Section 2.05(a)(ii)(B)).

SECTION 9.19. Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20. USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.21. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, Holdings and the Borrower acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Additional Agents and the Lenders, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Additional Agent and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Additional Agent or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Additional Agent or any Lender has advised or is currently advising the Borrower or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Additional Agent or any Lender has any obligation to the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Additional Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties and their respective Affiliates, and none of the Agents, any Additional Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Additional Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. Holdings and the Borrower each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Additional Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.22. Affiliated Lenders.

(a) Subject to clause (b) below, each Non-Debt Fund Affiliate, in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by an Loan Party therefrom, (ii) other action on any matter related to any Loan Document or (iii) direction to any Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clause (i), (ii) or (iii) of the first proviso of Section 9.08(b) or that adversely affects such Non-Debt Fund Affiliate in any material respect as compared to other Lenders, shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Non-Debt Fund Affiliates. Subject to clause (b) below, the Borrower and each Non-Debt Fund Affiliate hereby agrees that if a case under Title 11 of the United States Code is commenced against the Borrower, the Borrower, with respect to any plan of reorganization that does not adversely affect any Non-Debt Fund Affiliate in any material respect as compared to other Lenders, shall seek (and each Non-Debt Fund Affiliate shall consent) to designate the vote of any Non-Debt Fund Affiliate and the vote of any Non-Debt Fund Affiliate with respect to any such plan of reorganization of the Borrower or any Affiliate of the Borrower shall not be counted. Subject to clause (b) below, each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any Agent, the L/C Issuer or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

EVERTEC INTERMEDIATE HOLDINGS, LLC

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President and Chief Executive Officer

EVERTEC GROUP, LLC

By:	/s/ Peter L. Harrington
	Name:	Peter L. Harrington
	Title:	President and Chief Executive Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Collateral Agent, Lender, L/C Issuer and Swing Line Lender

By:	/s/ Ann B. Kerns
	Name:	Ann B. Kerns
	Title:	Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as Term A Lender and Revolving Facility Lender

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as Term A Lender and Revolving Facility Lender

By:	/s/ Justin Kotzin
	Name:	Justin Kotzin
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as Term A Lender and Revolving Facility Lender

By:	/s/ Anca Trifan
	Name:	Anca Trifan
	Title:	Managing Director

By:	/s/ Michael Getz
	Name:	Michael Getz
	Title:	Vice President

BANK OF AMERICA, N.A., as Term A Lender and Revolving Facility Lender

By:	/s/ James B. Meanor II
	Name:	James B. Meanor II
	Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Term A Lender and Revolving Facility Lender

By:	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Vice President

By:	/s/ Patrick L. Freytag
	Name:	Patrick L. Freytag
	Title:	Associate

[Signature Page to Credit Agreement]

UBS LOAN FINANCE LLC,
as Term A Lender and Revolving Facility Lender

By:	/s/ Lana Gifas
	Name:	Lana Gifas
	Title:	Director

By:	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director

[Signature Page to Credit Agreement]

SCOTIABANK DE PUERTO RICO,
as a Lender

By:	/s/ Sara M. Salvá
	Name:	Sara M. Salvá
	Title:	Vice President

[If a second signature is necessary:]

By:
Name:
Title:

[Signature Page to Credit Agreement]

California First National Bank,
as a Term A Lender

By:	/s/ D.N. Lee
	Name:	D.N. Lee
	Title:	S.V.P.O.

[Signature Page to Credit Agreement]

EXHIBIT A

AGREED SECURITY PRINCIPLES

The Principles:	The guarantees and security to be provided by foreign subsidiaries of the Borrower in support of the Facilities will be given in accordance with the agreed security principles set out below.

Potential restrictions on credit support:	The Agreed Security Principles recognize there may be legal and practical difficulties in obtaining security from Holdings, the Borrower and the Subsidiary Loan Parties (collectively, the “Obligors”) in jurisdictions outside the United States. In particular:

(a)     general statutory limitations, financial assistance, corporate benefit, fraudulent preference, thin capitalization rules, retention of title claims and similar principles may limit the ability of Holdings, the Borrower and its subsidiaries (collectively, the “Group”) to provide a guarantee or grant security or may require that its guarantee be limited in amount or scope. Holdings will use commercially reasonable efforts to assist in demonstrating that adequate corporate benefit accrues to the Obligor;

(b)     the guarantees and collateral (and extent of its perfection) shall exclude such guarantees and collateral as to which the parties shall reasonably determine that the costs of obtaining such guarantees and collateral are excessive in relation to the value of the guarantee and collateral to be afforded thereby); and

(c)     members of the Group will not be required to give guarantees or enter into security documents if doing so would conflict with the fiduciary duties of their directors or contravene any legal prohibition or result in a material risk of personal or criminal liability on the part of any officer, provided that the relevant Group member must use commercially reasonable efforts to overcome any such obstacle.

Guarantees:	To the extent legally permitted and subject to paragraphs (a), (b) and (c) above, each guarantee and security will be

Agreed Security Principles

an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Obligors under the Loan Documents. A Subsidiary Loan Party formed or acquired by the Borrower after the Closing Date and organized outside the United States in a jurisdiction other than any jurisdiction in which a Subsidiary Loan Party on the Closing Date is organized, shall execute and deliver a guarantee agreement governed by the laws of its jurisdiction of organization, in form and substance substantially similar to the Guarantee Agreement and otherwise reasonably satisfactory to the Administrative Agent, to the extent the Administrative Agent determines that such guarantee agreement is more likely to be enforced against such Subsidiary Loan Party in such jurisdiction than the Guarantee Agreement entered into on the Closing Date.

Security Perfection:	Perfection of security (when required) and other legal formalities will be completed as soon as practicable and, in any event, within the time periods specified by applicable law in order to ensure due perfection. Perfection of security will not be required if it would have a material adverse effect on the ability of the relevant Obligor to conduct its operations and business in the ordinary course as permitted by the Loan Documents. No notice of receivables security may be given to third party debtors until an Event of Default has occurred (and for so long as it is continuing). The Collateral Agent may only register security interests in intellectual property rights in respect of material intellectual property and in jurisdictions to be agreed upon.

Security Enforcement:	The security documents and other transaction documents will allow the Lenders to enforce their security without any restriction from (i) the constitutional documents of the relevant Obligor or (ii) any company which is or whose assets are the subject of such security document (but subject to any inalienable statutory rights which the Borrower may have to challenge such enforcement) or (iii) any shareholders of the foregoing not party to the relevant security document.

Terms of Security Documents:	The following principles will be reflected in the terms of any security taken as part of this transaction:

(a) the security will be first ranking, if commercially feasible

Agreed Security Principles

(b) security will not be enforceable until an Event of Default has occurred;

(c) in respect of the share pledges, customary limitations on the exercise of voting rights by the pledgor to protect the validity and enforceability of the security over shares shall apply;

(d)     until an Event of Default occurs, (i) the pledgor shall retain and exercise voting rights to any shares pledged in a manner that does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur, (ii) the pledgor will be permitted to pay dividends upstream to the extent permitted under the Loan Documents with the proceeds to be available to Holdings, the Borrower and its Subsidiaries, and (iii) notice will not be given to banks where bank accounts have been charged or otherwise secured or to any other counterparty in respect of creation of a security interest; and

(e)     the Lenders shall only be able to exercise a power of attorney following the occurrence of a an Event of Default that is continuing or if the relevant Obligor has failed to comply with a further assurance or perfection obligation.

Agreed Security Principles

EXHIBIT B

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.

Form of Assignment and Acceptance

Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:
[and is an Affiliate/Approved Fund of [Identify Lender]]

[and is an Affiliate/Approved Fund of [Identify Lender]]

3.	Borrower(s):	EVERTEC Group, LLC

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Credit Agreement, dated as of April 17, 2013, among EVERTEC Intermediate Holdings, LLC (formerly known as Carib Holdings, LLC), EVERTEC Group, LLC (formerly known as EVERTEC, LLC), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer, and Swing Line Lender.

6.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ][11]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Facility Commitment”, “Term A Loan Commitment”, “Term B Loan Commitment”, etc.).
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Acceptance

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][12] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to][13]:

EVERTEC GROUP, LLC

By:
Name:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[13]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Acceptance

[Consented to:][14]

By:
Name:
Title:

[14]	To be added only if the consent of other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Form of Assignment and Acceptance

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

EVERTEC GROUP, LLC. CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon any Agent, the L/C Issuer or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is the documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon any Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Acceptance

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Acceptance

EXHIBIT C

FORM OF

LOAN AUCTION PROCEDURES

This Exhibit C is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.12(g) of the Credit Agreement (as defined below), of which this Exhibit C is a part. It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the Auction Notice (as defined below). None of the Administrative Agent, the Auction Manager, or any of their respective Affiliates makes any recommendation pursuant to any Auction Notice as to whether or not any Lender should participate in an Auction Prepayment Offer, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their respective Affiliates) in its capacity as a Lender to participate in an Auction Prepayment Offer be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to participate in an Auction Prepayment Offer and as to the price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction Prepayment Offer and the Auction Notice. Capitalized terms not otherwise defined in this Exhibit C have the meanings assigned to them in the Credit Agreement, dated as of April 17, 2013, among EVERTEC Group, LLC (formerly known as EVERTEC, LLC, the “Borrower”), EVERTEC Intermediate Holdings, LLC (formerly known as Carib Holdings, LLC, “Holdings”), the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

(a) Notice Procedures. In connection with each Auction Prepayment Offer, the Borrower will provide notification to the Auction Manager for distribution to the Lenders of the Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the aggregate amount of the Term Loans that the Borrower offers to prepay in such Auction Prepayment Offer (the “Auction Amount”), which may be expressed at the election of the Borrower as either (A) the total par principal amount of the Class or Classes of Term Loans offered to be prepaid or (B) the total cash amount offered to be paid pursuant to the Auction; (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000, at which the Borrower would be willing to prepay Term Loans in such Auction Prepayment Offer; provided that the par principal amount of the Term Loans offered to be prepaid in each Auction shall be in a minimum aggregate amount of $1,000,000 and with minimum increments of $100,000 (it being understood that the par principal amount of Term Loans actually prepaid may be less than the minimum amount in the event that the aggregate par principal amount of Term Loans actually offered to be available for prepayment by Lenders in such Auction is less than the minimum amount); (iii) the date on which such Auction Prepayment Offer will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (as such date and time may be extended by the Auction Manager, the “Expiration Time”); and (iv) any other conditions specified by the Borrower that must be satisfied for the Borrower to be obligated to consummate such Auction Prepayment Offer. Such Expiration Time may be extended upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time. The terms of the Auction Notice may be amended upon notice by the Borrower to the Auction Manager received not less than 24 hours before the original Expiration Time. An Auction Prepayment Offer shall be regarded as a “failed auction prepayment offer” in the event that either (x) the Borrower withdraws such Auction Prepayment Offer in accordance with the terms hereof or as set forth in Section 2.12(g)(iii) of the Credit Agreement or (y) the Expiration Time occurs with no Qualifying Bids having been received. In the event of a failed Auction Prepayment Offer,

Auction Procedures

the Borrower shall not be permitted to deliver a new Auction Notice prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Borrower shall not initiate any Auction Prepayment Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction Prepayment Offer (if any), whether such conclusion occurs by withdrawal of such previous Auction Prepayment Offer or the occurrence of the Expiration Time of such previous Auction Prepayment Offer.

(b) Reply Procedures. In connection with any Auction Prepayment Offer, each Lender wishing to participate in such Auction Prepayment Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the Auction Notice (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 in principal amount of Term Loans (the “Reply Price”) of each Class within the applicable Discount Range and (ii) the par principal amount of Term Loans of each Class that such Lender accepts for prepayment at its Reply Price, which must be in increments of $100,000 (the “Reply Amount”). The minimum incremental amount requirements described above shall not apply if Lender submits a Reply Amount equal to such Lender’s entire remaining amount of its applicable Class or Classes of Term Loans. Lenders may only submit one Return Bid per Class per Auction Prepayment Offer, but each Return Bid may contain up to three component bids (or such larger number of component bids as may be specified in the Auction Notice), each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an assignment and acceptance in the form included in the Auction Notice (each, an “Auction Assignment and Assumption”). The Borrower will not prepay any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below). Any Lender with outstanding Term Loans whose Return Bid is not received by the Auction Manager by the Expiration Time shall be deemed to have declined to accept any Auction Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(c) Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Borrower, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction Prepayment Offer within the Discount Range for such Auction Prepayment Offer that will allow the Borrower to complete the Auction Prepayment Offer by prepaying the full Auction Amount (or such lesser amount of Term Loans for which the Borrower has received Qualifying Bids). The Borrower shall prepay Term Loans of each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be prepaid at the Applicable Threshold Price, subject to proration as set forth in paragraph (d) below. Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five business days from the date of the Expiration Time.

(d) Proration Procedures. If the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Auction Prepayment Offer at or below the Applicable Threshold Price would exceed the remaining portion of the Auction Amount, the Borrower shall prepay such Loans ratably based on the relative principal amounts offered by each Lender in an aggregate amount equal to the amount necessary to complete the prepayment of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

Auction Procedures

(e) Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks®, SyndTrak® or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m., on the Business Day after which the Expiration Time occurs; provided that the failure to post such Applicable Threshold Price and proration factor by such time shall not affect the validity of such Auction Prepayment Offer. The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be prepaid and the applicable settlement date.

(f) Prepayment Notice. Each Auction Notice shall contain the following representations and warranties by the Borrower:

“No Default or Event of Default has occurred and is continuing on the date of the delivery of this Auction Notice and at the time of prepayment of any Term Loans pursuant hereto or would result from this Auction Prepayment Offer or from the application of the proceeds thereof.

The Borrower is not in possession of any material non-public information with respect to Evertec or any of its subsidiaries that (x) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Evertec or any of its subsidiaries) prior to such date and (y) if not disclosed to the Lenders, could reasonably be expected to have a material effect (whether negative or positive) upon, or otherwise be material to, (1) a Lender’s decision to participate in any Auction or (2) the market price of the Term Loans subject to such Auction.”

(g) Additional Procedures. Once initiated by an Auction Notice, the Borrower must, in accordance with Section 2.12(g)(iii) of the Credit Agreement, terminate any Auction Prepayment Offer if it reasonably believes that it will fail to satisfy one or more of the conditions set forth in Section 2.12(g)(ii) of the Credit Agreement which are required to be met at the time which otherwise would have been the time of prepayment of Term Loans pursuant to such Auction Prepayment Offer. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender. However, an Auction Prepayment Offer may become void if the conditions to the prepayment set forth in Section 2.12 of the Credit Agreement are not met. The Borrower shall pay the aggregate purchase price in respect of all Qualifying Bids for which prepayment by the Borrower is required in accordance with the foregoing provisions to the Administrative Agent for the account of the applicable Lenders not later than 2:00 p.m. on a settlement date as determined jointly by the Borrower and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). All questions as to the form of documents and eligibility of Term Loans that are the subject of an Auction Prepayment Offer will be determined by the Auction Manager, in consultation with the Borrower, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.12(g) of the Credit Agreement or this Exhibit C. The Auction Manager’s interpretation of the terms and conditions of the Auction Notice, in consultation with the Borrower, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.12(g) of the Credit Agreement or this Exhibit C. None of the Administrative Agent, the Auction Manager or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Borrower, the Loan Parties, or any of their Affiliates (whether contained in an Auction Notice or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit C shall not require the Borrower to initiate any Auction Prepayment Offer.

Auction Procedures

EXHIBIT D

FORM OF BORROWING REQUEST/INTEREST RATE REQUEST

Date:                     ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 17, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among EVERTEC Intermediate Holdings, LLC (formerly known as Carib Holdings, LLC), a Puerto Rican limited liability company (“Holdings”), EVERTEC Group, LLC (formerly known as EVERTEC, LLC), a Puerto Rican limited liability company (the “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ A Borrowing of [Revolving Facility][Term A][Term B] Loans

☐ A conversion or continuation of [Revolving Facility][Term A][Term B] Loans

1.	On (a Business Day).

2.	In the amount of $

3.	Comprised of
[Type of Loan requested (ABR or Eurocurency)]

4.	For Eurocurrency Loans: with an Interest Period of months.

[The Revolving Facility Borrowing requested herein complies with Section 2.01(c) of the Credit Agreement.]15

[15]	Include this sentence in the case of a Revolving Facility Borrowing.

Form of Borrowing Request/Interest Rate Request

D - 1

The Borrower hereby represents and warrants that the conditions specified in Sections 4.01(a), (b) and (c) shall be satisfied on and as of the date of the applicable Credit Event.

EVERTEC GROUP, LLC

By:

Name:

Title:

Form of Borrowing Request/Interest Rate Request

D - 2

EXHIBIT E

FORM OF SWING LINE BORROWING REQUEST

Date:                     ,

To: JPMorgan Chase Bank, N.A., as Swing Line Lender

JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 17, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among EVERTEC Intermediate Holdings, LLC (formerly known as Carib Holdings, LLC), a Puerto Rican limited liability company (“Holdings”), EVERTEC Group, LLC (formerly known as EVERTEC, LLC), a Puerto Rican limited liability company (the “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Sections 4.01(a), (b) and (c) shall be satisfied on and as of the date of the applicable Credit Event.

EVERTEC GROUP, LLC

By:

Name:

Title:

Form of Swing Line Borrowing Request

E-1

EXHIBIT F-1

[FORM OF]

NON-DEBT FUND AFFILIATE ASSIGNMENT AND ACCEPTANCE

1. This Non-Debt Fund Affiliate Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

2. For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Non-Debt Fund Affiliate Assignment and Acceptance

F-1-1

a.	Assignor[s]:

b.	Assignee[s]:[5]

c.	Borrower: EVERTEC Group, LLC

d.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

e.	Credit Agreement: Credit Agreement, dated as of April 17, 2013, among EVERTEC Intermediate Holdings, LLC (formerly known as Carib Holdings, LLC), EVERTEC Group, LLC (formerly known as EVERTEC, LLC), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer, and Swing Line Lender.

1.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

Effective Date:             ,     , 20    . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Assignee must be a Non-Debt Fund Affiliate.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment, which shall not include Revolving Facility Commitments or Revolving Facility Loans.
[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Form of Non-Debt Fund Affiliate Assignment and Acceptance

F-1-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Form of Non-Debt Fund Affiliate Assignment and Acceptance

F-1-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties

1.1 Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b) of the Credit Agreement), (iii) it is a Non-Debt Fund Affiliate and acknowledges that it is bound by and agrees to be subject to Section 9.22 of the Credit Agreement, (iv) no Default or Event of Default has occurred or is continuing or would result from the consummation of the transactions contemplated by this Assignment and Acceptance, (v) after giving effect to this Assignment and Acceptance, the aggregate principal amount of all Term Loans held by all Non-Debt Fund Affiliates constitutes less than 30% of the aggregate principal amount of all Term Loans then outstanding, (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (vii) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (viii) does not have any material non-public information with respect to the Borrower that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, any of its Subsidiaries or Affiliates) prior to the date hereof and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (x) to a Lender’s decision to participate in any assignment pursuant to Section 9.04(i) of the Credit Agreement or (y) to the market price of the Term Loans and (ix) it has received a copy of the Credit Agreement, received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (x) it has, independently and without reliance upon any Agent, the L/C Issuer or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it

Form of Non-Debt Fund Affiliate Assignment and Acceptance

F-1-4

is a Foreign Lender, attached hereto is the documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon any Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. For the avoidance of doubt, Lenders shall not be permitted to assign Revolving Facility Commitments or Revolving Facility Loans to any Affiliated Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Non-Debt Fund Affiliate Assignment and Acceptance

F-1-5

EXHIBIT F-2

FORM OF DEBT FUND AFFILIATE ASSIGNMENT NOTICE

[Date]

JPMorgan Chase Bank, N.A.

as Administrative Agent under the Credit Agreement

referred to below

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, New York 10179

Attention: [            ]

Telephone: [          ]

Facsimile: [           ]

Re:	Credit Agreement, dated as of April 17, 2013 (the “Credit Agreement”), among among EVERTEC Intermediate Holdings, LLC (formerly known as Carib Holdings, LLC), EVERTEC Group, LLC (formerly known as EVERTEC, LLC) (the “Borrower”), the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, L/C Issuer, and Swing Line Lender.

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 9.04(b)(ii)(F) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [                    ],

(c) immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Lender,

(d) the principal amount (or Dollar Equivalent principal amount, as applicable) of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $        ,

(e) the aggregate principal amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender (other than Debt Fund Affiliates) after giving effect to the assignment hereunder (if accepted) is $[        ]26,

(f) the Proposed Affiliate Assignee [is] [is not] a Debt Fund Affiliate,

[26]	Include only for Affiliated Lenders that are not Debt Fund Affiliates.

Form of Debt Fund Affiliate Assignment Notice

F-2-1

(f) it, in its capacity as a Term Lender under the Credit Agreement, hereby waives any right to bring any action against the Administrative Agent with respect to the Term Loans that are the subject of the proposed assignment hereunder, and

(g) the proposed effective date of the assignment contemplated hereby is [                    , 201  ].

Form of Debt Fund Affiliate Assignment Notice

F-2-2

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

Form of Debt Fund Affiliate Assignment Notice

F-2-3

EXHIBIT G

[FORM OF]

GUARANTEE AGREEMENT

[PROVIDED SEPARATELY]

Form of Guaranty Agreement

G-1

EXHIBIT H

[FORM OF]

COLLATERAL AGREEMENT

[PROVIDED SEPARATELY]

Form of Collateral Agreement

H-1

Schedule 1.01A

Closing Date Security Documents

1.	Collateral Agreement, dated as of the date hereof, between EVERTEC Group, LLC, EVERTEC Intermediate Holdings, LLC, EVERTEC Finance Corp, EVERTEC Costa Rica, S.A. and JPMorgan Chase Bank, N.A., as Collateral Agent.

2.	U.S. Trademark Security Agreement, dated as of the date hereof, between EVERTEC Group, LLC and JPMorgan Chase Bank, N.A., as Collateral Agent.

3.	U.S. Patent Security Agreement, dated as of the date hereof, between EVERTEC Group, LLC. and JPMorgan Chase Bank, N.A., as Collateral Agent.

4.	U.S. Copyright Security Agreement, dated as of the date hereof, between EVERTEC Group, LLC and JPMorgan Chase Bank, N.A., as Collateral Agent.

Schedule 1.01B

Subsidiary Loan Parties

1.	EVERTEC Costa Rica, S.A.

2.	EVERTEC Panamá, S.A.

3.	EVERTEC Dominicana, SAS

4.	EVERTEC México Servicios de Procesamiento S.A. de C.V.

5.	EVERTEC Finance Corp.

6.	Tarjetas Inteligentes Internacionales, S.A.

7.	EVERTEC Guatemala, S.A.

Schedule 2.01

Commitments

Revolving Facility Commitments

Revolving Facility Lender	Revolving Facility Commitment
JPMORGAN CHASE BANK, N.A.	$25,000,000
GOLDMAN SACHS BANK USA	$25,000,000
MORGAN STANLEY BANK, N.A.	$13,000,000
DEUTSCHE BANK AG NEW YORK BRANCH	$13,000,000
BANK OF AMERICA, N.A.	$8,000,000
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$8,000,000
UBS LOAN FINANCE LLC	$8,000,000

Total	$100,000,000

Term A Loan Commitment

Term A Lender	Term A Loan Commitment
JPMORGAN CHASE BANK, N.A.	$66,250,000
GOLDMAN SACHS BANK USA	$66,250,000
MORGAN STANLEY BANK, N.A.	$34,450,000
DEUTSCHE BANK AG NEW YORK BRANCH	$34,450,000
BANK OF AMERICA, N.A.	$21,200,000
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$21,200,000
UBS LOAN FINANCE LLC	$21,200,000
SCOTIABANK DE PUERTO RICO	$30,000,000
CALIFORNIA FIRST NATIONAL BANK	$5,000,000

Total	$300,000,000

Term B Loan Commitment

Term B Lender	Term B Loan Commitment
JPMORGAN CHASE BANK, N.A.	$400,000,000

Total	$400,000,000

Schedule 3.01

Organization and Good Standing

None.

Schedule 3.04

Government Approvals

None.

Schedule 3.07(b)

Possession Under Leases

None.

Schedule 3.07(c)

Intellectual Property

Consent Agreement by and between Evertek Computer Corporation and Popular, Inc. dated 12/5/2005 whereby the parties agree permit each party’s respective USPTO registered marks to co-exist.

Schedule 3.08(a)

Subsidiaries

Name	Jurisdiction	Direct Owner	Ownership Interest
EVERTEC Costa Rica, S. A.	Costa Rica	EVERTEC Group, LLC	100%
EVERTEC Panamá, S.A.	Panama	EVERTEC Costa Rica, S.A.	100%
EVERTEC Dominicana, SAS	Dominican Republic	EVERTEC Group, LLC	99.99%
		EVERTEC Panama, S.A.	0.01%
EVERTEC Latinoamerica, S.A.	Costa Rica	EVERTEC Group, LLC	99.98%
EVERTEC México Servicios de Procesamiento S.A. de C.V.	Mexico	EVERTEC Costa Rica, S.A.	99.99%
		Tarjetas Inteligentes Internacionales, S.A.	0.01%
EVERTEC Finance Corp.	Puerto Rico	EVERTEC Group, LLC	100%
Tarjetas Inteligentes Internacionales, S.A.	Costa Rica	EVERTEC Group, LLC	100%
EVERTEC Guatemala, S.A.	Guatemala	EVERTEC Group, LLC	50%
		Tarjetas Inteligentes Internacionales, S.A.	50%

Schedule 3.08(b)

Subscriptions

None.

Schedule 3.09(a)

Litigation

None.

Schedule 3.09(b)

Compliance with Laws

Borrower and subsidiaries (the “Companies”) are committed to compliance with the economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). From December 2007 until the date hereof, the Companies have agreed with OFAC to submit on a monthly basis to OFAC reports of rejected transactions in which the merchant seeking payment is located in Cuba, Iran or Sudan as countries subject to comprehensive OFAC sanctions. The Companies also maintain a filter for Sanctioned Country transactions (Burma, Cuba, Iran and Sudan referred to as the “Sanctioned Countries”).

In furtherance of the Companies’ commitment to compliance with OFAC sanctions, the Companies voluntarily approached OFAC for guidance about specific compliance matters in December 2007. The Companies do not directly do business with any Sanctioned Country. None of their bank clients reside in Sanctioned Countries, and none of their bank clients are targets of OFAC Sanctions that are listed on OFAC’s List of Specially Designated Nationals and Blocked Persons (the “SDN List”). Additionally, to the Companies’ knowledge, the Companies’ clients do not issue cards to consumers or establish “acquiring bank” relationships with merchants outside their country of residence. Accordingly, the Companies do not believe that they directly support either (i) cards issued to residents of Sanctioned Countries or (ii) the “acquiring banks” of merchants located in Sanctioned Countries.

The Card Associations do not prohibit the use of non-U.S. issued cards in a Sanctioned Country, and the Companies lack the commercial power to require their non-U.S. banking clients to decline transactions made in a Sanctioned Country. Thus, persons who are issued cards by a bank client of the Companies may travel to a Sanctioned Country and attempt to make a purchase using a debit or credit card. At that point, transaction information is routed through the merchant’s acquiring bank (which is not a client of the Companies) to the relevant Card Association, and then, to one of the Companies for processing and approval on behalf of the issuing bank’s client.

The transaction information that is presented to the Companies includes: (i) credit card number; (ii) date and amount of transaction; (iii) name of the Card Association; and (iv) merchant name and address (i.e., country of origination). The Companies do not receive from the Card Association information about the cardholder, such as name, address, birthdate and tax identification number, or information about the “acquiring bank”, but may have access to this information after the fact due to relationships with its customers.

In July 2008, the Companies voluntarily submitted a report to OFAC regarding their serious concern that rejection and reporting of card transactions involving merchants in Sanctioned Countries, in particular Cuba, may subject the Companies and their employees to civil and criminal liability in countries in which they operate. Most of the Companies’ bank clients are non-U.S. financial institutions that are not subject to OFAC rules.

On June 25, 2010, the Company identified 91 transactions originating in Cuba that had not been rejected. Of this total, five transactions are attributable to a bank client located in Haiti, for which the rejection filter had been previously in place but was subsequently disabled. The remaining eighty six transactions are attributable to a new client from Belize, for which the rejection filter had not been enabled. The Company took the steps necessary to enable the filters to reject such transactions immediately when the issue was discovered. The Company made a preliminary disclosure to OFAC in July 2010 and a full disclosure to OFAC regarding these issues in September, 2010. In addition, the Company submitted a preliminary disclosure in September 2010 regarding certain transactions processed by its Costa Rican and Venezuelan entities. In November, 2010, the Company filed a final voluntary disclosure to OFAC regarding 2,289 transactions involving Cuba that were processed by its Costa Rican entity, and 4,040 transactions involving Cuba that were processed by its Venezuelan entity due to concerns regarding conflicts between local law and U.S. sanctions law. The Company’s Costa Rican entity has since terminated all processing services for transactions involving Cuba, and the Company has divested all interest in the Venezuelan entity.

As of the date hereof, OFAC has taken no action to penalize the Company or otherwise regarding the matters disclosed in July, September and November 2010. No other transactions by the Companies involving Sanctioned Countries have been identified.

Currently, the Company has an OFAC license that allows its foreign branches and subsidiaries to do business with Cuban nationals that reside outside of Cuba, subject to compliance with its terms and conditions.

Schedule 3.16

Environmental Matters

None.

Schedule 3.20

Labor Matters

None.

Schedule 3.22

Intellectual Property

Consent Agreement by and between Evertek Computer Corporation and Popular, Inc. dated 12/5/2005 whereby the parties agree permit each party’s respective USPTO registered marks to co-exist.

Schedule 3.24

Insurance

Type of Coverage	Policy No.	Insurance Company
Property	30-CF8-005016502-2/000	Triple SSS Propiedad

Property	08-10-PR-000042628-2/00	Ace Insurance Company

Property	CIM0920951RC I	AGCS Marine Insurance Company

Mechanical Breakdown	M5J-BM21-7403L005-COF-12	Travelers Corp.

General Liability	08-41-PR-000017272-2/00	Ace Insurance Company

Auto	30-CA4-006071651-2/000	Triple SSS Propiedad

Umbrella	47PR-701179	Ace Insurance Company

Directors & Officers	DOC 5817000 00	Steadfast Insurance Company (Zurich)

	ELU129475-13	XL Specialty Insurance Company

	DA 0278471 13	Hartford Fire Insurance Company

	024-1001951	AIG Insurance Company – Puerto Rico

	NY13DOL309014IV	Navigators Insurance Company

	FD1380953	Liberty Mutual Insurance Europe Limited / CVS 1919 / Berkshire Hathaway International Insurance Limited

	592383538	Continental Casualty Company

	18007958	Gemini Insurance Company (Berkley)

	FD1380955	Liberty Mutual Insurance Europe Limited / CVS 1919 / Berkshire Hathaway International Insurance Limited

Fiduciary Liability	DO2703	Ace Insurance Company

Crime	FID669255601	Zurich

Special Crime	SCC-01402000	Lloyd’s of London

Cybertech Liability	287377381	Columbia Casualty Company

Employment Practices Liability	024-001001805-01-000000	Chartis Insurance Company

Travel & Accident	58PR4020	Ace Insurance Company

Cash Depot (Federal Reserve Vault)	B080121585P12	Lloyd’s of London / Willis Limited

Schedule 4.02(b)

Local Counsel

Local Counsel	Jurisdiction
Goldman Antonetti & Córdova, P.S.C.	Puerto Rico

Aleman, Cordero, Galindo & Lee	Panama

Consortium – Laclé & Gutiérrez	Costa Rica

Consortium – Rodríguez, Archila, Castellanos, Solares & Aguilar, S.C.	Guatemala

Creel, Garcia-Cuéllar, Aiza y Enríquez	Mexico

Pereyra & Asociados	Dominican Republic

Schedule 5.10(h)

Certain Collateral Matters

1.	Within 90 days of the Closing Date (or such longer period of time agreed to by the Agent), the Borrower, Tarjetas Inteligentes Internacionales, S.A. and the Collateral Agent shall enter into an Agreement of Security Interest with Possession on Shares with respect to the shares in EVERTEC Guatemala, S.A., accompanied with opinion of counsel, and provide a copy of an updated inscription on the share registry and updated stock certificates of EVERTEC Guatemala, S.A., in each case, in the form and substance reasonably satisfactory to the Collateral Agent;

2.	Within 90 days of the Closing Date (or such longer period of time agreed to by the Agent), the Borrower shall enter into trademark security documents, in the form and substance reasonably acceptable to the Collateral Agent, to grant a security interest, in favor of the Agent, in the trademarks registered in Mexico, accompanied with opinion of counsel in the form and substance reasonably satisfactory to the Collateral Agent, and submit or cause to be submitted filings necessary for the recordation at the government offices in Mexico of the pledge of such intellectual property of the Borrower;

3.	Within 90 days of the Closing Date (or such longer period of time agreed to by the Agent), EVERTEC México Servicios de Procesamiento, S.A. de C.V. shall enter into a Floating Lien Pledge Agreement between EVERTEC México Servicios de Procesamiento, S.A. de C.V. and Collateral Agent, accompanied with opinion of counsel in the form and substance reasonably satisfactory to the Collateral Agent, and evidence of registration of such agreement with the Sole Registry of Liens over Movable Assets;

4.	Within 90 days of the Closing Date (or such longer period of time agreed to by the Agent), EVERTEC Costa Rica, S.A. shall enter into a Stock Pledge Agreement between EVERTEC Costa Rica, S.A. and Collateral Agent, relating to the shares of EVERTEC México Servicios de Procesamiento S.A. de C.V., accompanied with opinion of counsel in the form and substance reasonably satisfactory to the Collateral Agent, deliver an updated stock certificate of EVERTEC México Servicios de Procesamiento S.A. de C.V. and enter an entry on the stock registry of EVERTEC México Servicios de Procesamiento S.A. de C.V. evidencing such pledge;

5.	Within 60 days of the Closing Date (or such longer period of time agreed to by the Agent), the Borrower shall enter into a Share Pledge Agreement between the Borrower and Collateral Agent and a Share Pledge Agreement between EVERTEC Panamá, SA and Collateral Agent relating to the shares of EVERTEC Dominicana, SAS, accompanied with opinion of counsel in the form and substance reasonably satisfactory to the Collateral Agent, deliver updated stock certificates of EVERTEC Dominicana, SAS and enter an entry on such updated stock certificates and stock registry of EVERTEC Dominicana, SAS to evidence such pledges and deliver evidence of a filing of such pledges at the Secretariat;

6.	Within 90 days of the Closing Date (or such longer period of time agreed to by the Agent), the Borrower shall enter into trademark security documents, in the form and substance reasonably acceptable to the Collateral Agent, to grant a security interest, in favor of the Collateral Agent, in the trademarks registered in Dominican Republic (other than any trademarks that are being abandoned), accompanied with opinion of counsel in the form and substance reasonably satisfactory to the Collateral Agent, and submit or cause to be submitted filings necessary for the recordation at the government offices in Dominican Republic of the pledge of such intellectual property of the Borrower;

7.	Within 90 days of the Closing Date (or such longer period of time agreed to by the Agent), the Borrower shall enter into trademark security documents (including a Guaranty Trust Agreement), in the form and substance reasonably acceptable to the Collateral Agent, to grant a security interest, in favor of the Agent, in the trademarks registered in Costa Rica (other than any trademarks that are being abandoned), accompanied with opinion of counsel in the form and substance reasonably satisfactory to the Collateral Agent, and submit or cause to be submitted filings necessary for the recordation at the government offices in Costa Rica of the pledge of such intellectual property of the Borrower; and

8.	Within 60 days of the Closing Date (or such longer period of time agreed to by the Agent), the Borrower shall deliver updated stock certificates of EVERTEC Latinoamérica, S.A. and Tarjetas Intelligentes Internacionales, S.A. and provide a copy of the shareholders’ registry book of EVERTEC Latinoamérica, S.A., EVERTEC Costa Rica, S.A and Tarjetas Intelligentes Internacionales, S.A. reflecting the pledge of their stock to the Collateral Agent pursuant to the Collateral Agreement, accompanied with opinion of counsel in the form and substance reasonably satisfactory to the Collateral Agent.

9.	Within 45 days of the Closing Date (or such longer period of time agreed to by the Agent), the Borrower shall deliver an updated stock certificate of EVERTEC Panamá, S.A.

10.	Within 90 days of the Closing Date (or such longer period of time agreed to by the Agent), the Borrower shall deliver evidence reasonably acceptable to the Collateral Agent that all documents terminating the existing liens granted to Bank of America, N.A., as agent under the Existing Credit Agreement, have been filed or all existing liens granted to Bank of America, N.A., as agent under the Existing Credit Agreement, have been terminated.

11.	As soon as reasonably practicable after receipt thereof by the Borrower (i) from the United States Copyright Office, the Borrower shall deliver to the Agent a copy of the certificate of recordation of the Borrower’s name change with the United States Copyright Office, and (ii) from the United States Patent and Trademark Office, the Borrower shall deliver to the Agent a copy of the notice of recordation of the Borrower’s name change with the United States Patent and Trademark Office.

Schedule 6.01

Indebtedness

1.	The maximum amount that may be incurred under the revolving credit facility of $1.05 million (in USD or local currency) provided by Banco Lafise to EVERTEC Costa Rica, S.A. and guaranteed by EVERTEC Latinoamerica, S.A. and Tarjetas Inteligentes Internacionales, S.A. and the renewal thereof.[1]

2.	The maximum amount that may be incurred under the revolving credit facility of $350,000 (in USD or local currency) provided by Banco Lafise to EVERTEC Latinoamerica, S.A. and guaranteed by EVERTEC Costa Rica, S.A. and Tarjetas Inteligentes Internacionales, S.A. and the renewal thereof.[2]

3.	Performance bonds, surety bonds, bid bonds, completion guarantees and similar instruments existing on the date hereof and the reimbursement obligations to the issuer and/or to Popular, Inc. or its Affiliates in connection with the indemnity with respect thereto.

4.	Obligations in respect of letter of credit in the face amount of approximately $3.6 million in favor of Visa International Service Association issued relating to EVERTEC Costa Rica, S.A. and the reimbursement obligations to the issuer and/or to Popular, Inc. or its Affiliates in connection therewith.

5.	The maximum amount that may be incurred under certain credit facility of $1.2 million provided by Banco Popular de Puerto Rico (“BPPR”) in connection with corporate credit card and the renewal thereof (the “EVERTEC Credit Card”).

6.	The maximum amount that may be incurred under the credit line of approximately $3.6 million provided by BPPR under certain Credit Agreement, dated as of November 3, 2008, as amended on September 30, 2010, April 27, 2012 and February 9, 2013, between EVERTEC Group, LLC , BPPR and Popular, Inc. and the renewal thereof (the “ATH BPPR Line”)

7.	Financing in the approximate amount of $13M provided by IBM Credit LLC in connection with certain equipment and services purchased from IBM in December, 2012 (the balance now due is $8M).

[1]	It is currently being renewed. The amount of the credit line may be increased, but the resulting sum of both #1 and #2 should not exceed $2 million. For purposes of Section 6.01(a), the aggregate amount of this item #1 shall be deemed to be an amount after giving effect to the renewal.
[2]	It is currently being renewed. The amount of the credit line may be increased, but the resulting sum of both #1 and #2 should not exceed $2 million. For purposes of Section 6.01(a), the aggregate amount of this item #2 shall be deemed to be an amount after giving effect to the renewal.

Schedule 6.02(a)

Liens

1.	Deposit securing the EVERTEC Credit Card.

2.	Deposit of $500K securing the Independent Sales Organization Sponsorship and Services Agreement, as amended, between the Borrower and BPPR.

3.	Deposit of $700K securing the credit line for EVERTEC Costa Rica, S.A.

Schedule 6.04

Investments

Equity ownership interest by EVERTEC Group, LLC in Consorcio de Tarjetas Dominicanas, S.A.

Schedule 6.07

Transactions with Affiliates

1. Transition Service Agreement, dated as of September 30, 2010, between Popular, Inc. and EVERTEC Group, LLC, as amended on September 28, 2011, January 31, 2012 and December 30, 2012.

2. Amended and Restated ATH Network Participation Agreement, dated as of September 30, 2010, between Banco Popular de Puerto Rico and EVERTEC Group, LLC (and Service Riders and Schedules thereto).

3. Amended and Restated Master Service Agreement, dated as of September 30, 2010, among Popular, Inc., Banco Popular de Puerto Rico and EVERTEC Group, LLC (and Exhibits and Schedules thereto and Service Addenda, Statements of Work and other written instructions for the provision of Services).

4. Letter Agreement, dated as of September 30, 2010, among Popular, Inc., Banco Popular de Puerto Rico and EVERTEC Group, LLC.

5. Technology Agreement, dated as of September 30, 2010, between Popular, Inc. and EVERTEC Group, LLC.

6. Third Party Master Beneficiary Escrow Service Agreement, dated as of September 30, 2010, among Popular, Inc., EVERTEC Group, LLC and Iron Mountain Intellectual Property Management, Inc.

7. ATH Support Agreement, dated as of September 30, 2010, between Banco Popular de Puerto Rico and EVERTEC Group, LLC.

8. Amended and Restated Independent Sales Organization Sponsorship and Services Agreement, dated as of September 30, 2010, between Banco Popular de Puerto Rico and EVERTEC Group, LLC (the “ISO Agreement”), as amended as of June 15, 2011.

9. Merchant Agreements for Card Services entered into from time to time pursuant to the ISO Agreement, among EVERTEC Group, LLC, Banco Popular de Puerto Rico and Merchants (as defined in the ISO Agreement).

10. Virgin Islands Services Agreement, dated as of September 15, 2010, between EVERTEC Group, LLC and Banco Popular de Puerto Rico

11. Senorial Office Lease, dated as of September 30, 2010, between Banco Popular de Puerto Rico and EVERTEC Group, LLC.

12. Agreement and Plan of Reorganization, dated as of May 17, 2010, among Popular, Inc., Banco Popular de Puerto Rico, EVERTEC Group, LLC, and Popular International Bank, as amended on June 30, 2010 and September 15, 2010.

13. Merchant and Ticketpop Business Transfer and Reorganization Agreement, dated as of June 30, 2010, between Banco Popular de Puerto Rico and EVERTEC Group, LLC, as amended on September 15, 2010.

14. BPPR IP Transfer Agreement, dated as of June 30, 2010, between Banco Popular de Puerto Rico and EVERTEC Group, LLC, as amended on September 15, 2010.

15. Agreement and Plan of Merger, dated as of June 30, 2010, among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisitions, Inc. and EVERTEC Group, LLC, as amended on August 5, 2010, August 8, 2010, September 15, 2010 and September 30, 2010.

16. IP Purchase and Sale Agreement, dated as of June 30, 2010, among Popular, Inc. (and Affiliates and Subsidiaries) and EVERTEC Group, LLC and any subsequent joinder thereto.

17. Master Lease Agreement (Cupey), dated as of April 1, 2004, between Banco Popular de Puerto Rico and EVERTEC Group, LLC, as amended on January 1, 2006, April 23, 2010 and September 30, 2010.

18. Sublease Agreement (Tres Monjitas), dated as of January 1, 2004, between EVERTEC Group, LLC and Banco Popular de Puerto Rico, as amended on August 23, 2007, January 1, 2008, February 9, 2010 and September 30, 2010.

19. Subcontracting Agreement (Cash Depot), dated as of January 1, 2010, between Banco Popular de Puerto Rico and EVERTEC Group, LLC, as amended on June 2, 2010 and April 1, 2012.

20. Master Indirect Processor Agreement, dated as of September 26, 2005, among Banco Popular de Puerto Rico, EVERTEC Group, LLC and First Data Merchant Services Corporation.

21. Master Indirect Processor Agreement, dated as of June 19, 2007, among Banco Popular de Puerto Rico, EVERTEC Group, LLC and eFunds Corporation.

22. Master Indirect Processor Agreement, dated as of September 21, 2004, among Banco Popular de Puerto Rico, EVERTEC Group, LLC and Fifth Third Bank.

23. Master Indirect Processor Agreement, dated as of March 29, 2004, among Banco Popular de Puerto Rico, EVERTEC Group, LLC and National Processing Company, LLC.

24. Consulting Agreement, dated as of September 30, 2010, between Carib Holdings, Inc., EVERTEC Group, LLC and Apollo Management VII, L.P.

25. Consulting Agreement, dated as of September 30, 2010, between Carib Holdings, Inc., EVERTEC Group, LLC and Popular, Inc.

26. FCC Side Letter dated as of September 30, 2010, between EVERTEC Group, LLC and Popular, Inc.

27. Reimbursement Agreement, effective as of September 30, 2010, between EVERTEC Group, LLC and Popular, Inc. in connection with performance bonds.

28. EVERTEC Credit Card.

29. ATH BPPR Line.

30. Bill of Sale, Assignment and Assumption Agreement, dated as of September 29, 2010, among, EVERTEC Group, LLC, Popular International Bank, Inc. and EVERTEC de Venezuela, C.A. and any subsequent assignments in connection therewith.

31. Bill of Sale, Assignment and Assumption Agreement, dated as of September 29, 2010, between EVERTEC Group, LLC and EVERTEC de Venezuela, C.A. and any subsequent assignments in connection therewith.

32. Venezuela Transition Services Agreement, dated as of September 29, 2010, between EVERTEC Group, LLC and Tarjetas y Transacciones en Red TRANRED, C.A. (formerly EVERTEC de Venezuela, C.A.), as amended on July 1, 2011 and March 9, 2012.

33. Agreement and Plan of Reorganization, dated as of September 15, 2010, among Popular, Inc., EVERTEC Group, LLC, Popular International Bank, Inc. and EVERTEC de Venezuela, C.A., as amended on September 29, 2010.

34. Amended and Restated Credit Agreement, dated as of September 30, 2010, between EVERTEC Group, LLC, as debtor, Banco Popular de Puerto Rico, as creditor, and Popular, Inc., as amended on April 27, 2012 and February 9, 2013.

35. Joinder and Amendment, dated as of September 30, 2010, among Popular, Inc., EVERTEC Group, LLC, Banco Popular de Puerto Rico, Popular Auto, Inc., Popular Insurance, Inc., and Popular Mortgage, Inc.

36. IP Assignment and Assumption Agreement, dated as of September 30, 2010, among Popular, Inc., certain affiliates of Popular, Inc. party thereto from time to time, and EVERTEC Group, LLC.

37. Assignment and Assumption Agreement, dated as of September 30, 2010, between Popular, Inc. and EVERTEC Group, LLC.

38. Assignment and Assumption Agreement, dated as of September 30, 2010, between Banco Popular de Puerto Rico and EVERTEC Group, LLC.

39. Trademark License Agreement, dated as of September 30, 2010, between EVERTEC Group, LLC and Popular, Inc.

Schedule 9.01

Notice Information

Loan Party:

EVERTEC Group, LLC

Hwy. 176, Km 1.3

Río Piedras, PR 00926

Attn: Juan J. Román

Chief Financial Officer

Tel: (787) 771-2012

Fax: (787) 281-5818

Email: jjroman@evertecinc.com

With a copy to: Legal Division (same address)

Tel: (787) 281-5202

Fax: (787) 766-4585

Administrative Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, Ops 2, Floor 03

Newark, Delaware 19713-2107

Attn: Kevin T Laurinaitis

Tel: (302) 634-1324

Fax: (302) 634-3301

Email: kevin.t.laurinaitis@jpmorgan.com

With a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, New York 10179

Attn: Ann B. Kerns

Tel: (212) 270-8916

Fax: (212) 270-5127

Email: Ann.B.Kerns@jpmorgan.com